Exhibit 4.24

Execution copy

**** INDICATES CONFIDENTIAL MATERIAL OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION SEPARATELY WITH A REQUEST FOR CONFIDENTIAL TREATMENT.

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

Between

Mesoblast Inc. and Mesoblast International Sàrl

and

Tasly Pharmaceutical Group Co., Ltd.

July 17, 2018

Confidential material omitted and filed separately with the Commission.

-i-

Confidential material omitted and filed separately with the Commission.

Article 6 MANUFACTURE / SUPPLY		27

6.1	General	27
6.2	Manufacture for Ex-Territory	27
6.3	Manufacturing Costs	29

Article 7 REGULATORY AND RELATED MATTERS		29

7.1	Regulatory Matters	29
7.2	Regulatory Cooperation	29
7.3	Exchange of Data	30
7.4	Inspection Right	30
7.5	Reporting; Adverse Drug Reactions	31

Article 8 PAYMENTS		32

8.1	Fees and Royalty	32
8.2	Payment Method	32
8.3	Taxes	33
8.4	Inspection of Records	33
8.5	Late Payment	34
8.6	Currency Conversion	35
8.7	Acknowledgement	35

Article 9 INTELLECTUAL PROPERTY		35

9.1	Ownership of Inventions	35
9.2	Patent Prosecution	36
9.3	Defense of Third Party Infringement Claims	37
9.4	Enforcement	37
9.5	Regulatory Exclusivity	39
9.6	Patent Marking	39

Article 10 CONFIDENTIALITY		39

10.1	Confidentiality; Exceptions	39
10.2	Authorized Use and Disclosure	40
10.3	Prior Agreements	41
10.4	Scientific Publications	41
10.5	Publicity	41
10.6	Common Interest	42
10.7	Nonsolicitation	42

Article 11 REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION		43

11.1	Collaborator Representations and Warranties	43
11.2	MSB’s Warranties	44

-ii-

Confidential material omitted and filed separately with the Commission.

11.3	MSB Product Technology Warranties and Covenants	44
11.4	Disclaimer of Warranties	46
11.5	Indemnification	46
11.6	Limitation of Liability	47

Article 12 TERM AND TERMINATION		48

12.1	Term	48
12.2	Certain Discretionary Termination Rights	48
12.3	Termination for Breach	48
12.4	Termination for Patent Challenge	48
12.5	Termination for Insolvency	49
12.6	Termination for Competing Activities	49
12.7	Termination for No Occurrence of the Condition Precedent	49
12.8	General Effects of Expiration or Termination	49
12.9	Additional Effects of Certain Terminations	50
12.10	Termination Press Releases	53

Article 13 DISPUTE RESOLUTION		54

13.1	Dispute Resolution	54
13.2	Committee Disputes	54
13.3	Other Disputes	54
13.4	Patent and Trademark Dispute Resolution	56
13.5	Interim Relief	56

Article 14 MISCELLANEOUS		59

14.1	Governing Law	56
14.2	Assignment	56
14.3	Notices	56
14.4	English Language	57
14.5	Waiver	57
14.6	Severability	57
14.7	No Third Party Beneficiaries	58
14.8	Entire Agreement/Modification	58
14.9	Relationship of the Parties	58
14.10	Force Majeure	58
14.11	Compliance with Applicable Law; Anti-Corruption	59
14.12	Counterparts	59

-iii-

Confidential material omitted and filed separately with the Commission.

CONFIDENTIAL

DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the “Agreement”) is made as of July 17, 2018 (the “Signature Date”) by and between, on the one hand, Mesoblast Inc. with a place of business at 505 Fifth Avenue, Level 3, New York, NY 10017 (“Mesoblast Inc.”) and Mesoblast International Sàrl, a Swiss societé a responsibilité limitée, with its principal place of business located at Route de Pre-Bois 20, c/o Accounting & Management Service SA, 1217 Meyrin, Switzerland (“Mesoblast Sàrl,” and together with Mesoblast Inc., “MSB”) and, on the other hand, Tasly Pharmaceutical Group Co., Ltd. with a place of business at Tasly TCM Garden, No. 2, Pujihe East Road, Beichen district, Tianjin, P. R. China 300410 (“Tasly” or “Collaborator”).  MSB and Tasly are each referred to herein by name or, individually, as a “Party” or, collectively, as the “Parties.”

BACKGROUND

A.Mesoblast Inc. owns and controls data, intellectual property and other rights in and to that certain proprietary mesenchymal precursor cell products (as defined in more detail below, “Product”) being developed for the Field (as defined below) and Mesoblast Sàrl owns and controls the right to produce and manufacture the Product including data, intellectual property and other rights relating to the production and manufacture of the Product.

B.The Parties will collaborate to complete the development of Product and Tasly will obtain the right to Commercialize Product for the Field throughout the Territory (each capitalized term as defined below), all on the terms and conditions set forth herein below.

C.Tasly has acquired certain equity interests in Mesoblast Limited (“Mesoblast Limited”), the ultimate parent company of Mesoblast Inc. and Mesoblast Sàrl, pursuant to a separate Investment Agreement entered into by Tasly and Mesoblast Limited on or about the Signature Date hereof and which will become effective (if ever) at the same time as this Agreement becomes effective, which is independent from this Agreement (the “Investment Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements provided herein below and other consideration, the receipt and sufficiency of which is hereby acknowledged, Tasly and MSB hereby agree as follows:

Confidential material omitted and filed separately with the Commission.

ARTICLE 1

DEFINITIONS/CONDITIONS PRECEDENT

The following capitalized terms have the meanings given in this Article 1 when used in this Agreement:

“Accounting Standards” means, with respect to a Person, then current generally accepted accounting principles consistently applied by such Person across its operations, including United States GAAP, International Financial Reporting Standards and Chinese Accounting Standards.

“ADR” shall be defined in more detail in the SDE Agreement (to be entered into by the Parties pursuant to Section 7.5.1) to include any “Adverse Drug Responses” as defined in the then-current guidelines and regulations promulgated by the ICH (International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use) and “Adverse Drug Experience” as defined in the then-current 21 CFR Section 314.80.

“Affiliate” means with respect to a Person, any other Person controlling, controlled by or under common control with such first Person, for so long as such control exists.  For purposes of this definition only, “control” means (a) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by Applicable Law) of the stock or shares having the right to vote for the election of directors of such Person, or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Annual Net Sales” means, with respect to a particular Annual Period, aggregate Net Sales of all Product throughout the Territory during such Annual Period.

“Annual Period” means (a)  for the calendar year during which the first commercial sale of Product in the Territory occurs, the date of such first commercial sale and ending on December 31st of such year (or the date this Agreement is terminated if such termination is effective prior to December 31), (b) for each successive calendar year thereafter during the Term (other than the calendar year in which this Agreement is terminated) the period beginning on January 1st of such year and ending on December 31st of such year, and (c) for the calendar year in which this Agreement is terminated, the period beginning on January 1st of such calendar year and ending on the effective date of the termination of this Agreement.

“Anti-Corruption Laws” means any and all applicable anti-corruption laws and regulations, including those laws and regulations for combatting bribery of foreign public officials in the United States, Australia, Switzerland and the PRC under the United States Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the Organization for Economic Co-operation and Development (OECD) Convention.

Confidential material omitted and filed separately with the Commission.

“Applicable Law” means any and all laws, ordinances, orders, rules, rulings, directives and regulations of any kind whatsoever of any Regulatory Authority or other governmental authority within the applicable jurisdiction applicable to a Party’s activities under this Agreement.

“Assignee” means any Person (other than MSB and Collaborator) that is assigned or transferred, or succeeds to, the rights and obligations under this Agreement.

“Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in Tianjin, PRC or Melbourne, Australia are authorized or required by law to remain closed.

“CFDA” means the China Food and Drug Administration, or any successor agency thereto.

“cGxP” means then-current good manufacturing, clinical or laboratory practices and quality system regulations, as applicable, promulgated by any applicable Regulatory Agency.

“Collaborator Improvement Patent” means any and all Collaborator Sole Patents that claim or disclose a Collaborator Sole Invention comprising an improvement, modification or enhancement of or to any Product or component of any Product or the use, Manufacture, delivery, Commercialization or formulation thereof.

“Collaborator Know-How” means any Know-How that (a) is generated by or on behalf of the Collaborator or its Affiliates from the activities conducted hereunder or (b) is used by or on behalf of the Collaborator or its Affiliates in the course of such activities and disclosed to MSB.

“Collaborator Patents” means the Collaborator Sole Patents and Collaborator’s interest in the Joint Patents.

“Commercialization” means, with respect to a therapeutic product, any and all processes and activities conducted to establish and maintain sales for such therapeutic product, including obtaining and maintaining pricing, reimbursement, coding and patient access, offering for sale, detailing, selling (including launching), marketing (including pre-launch and launch, as well as advertising activities), promoting, storing, transporting, distributing, and importing such product, but shall exclude Development and Manufacture of such product.  For clarity, Commercialization includes activities traditionally conducted by sales representatives (including field sales, institutional sales, pharmacy/trade sales and managed care sales representatives) and other individuals having similar functions.  “Commercialize” and “Commercializing” shall have their correlative meanings.

“Commercially Reasonable Efforts” means, with respect to a Person, all diligent and active efforts and deployment of resources (including, without limitation, funding), consistent with the exercise of diligent and prudent scientific and business endeavors, acting in good faith, normally used by a company in the pharmaceutical industry for a biologic therapeutic product owned by it or to which it has rights (but no less than the efforts and resources the particular Person typically employs), which is of similar market potential at a similar stage in its development or product life,

Confidential material omitted and filed separately with the Commission.

taking into account issues of safety and efficacy, product profile, product portfolio management, with consideration to the competitiveness of the marketplace and the expected competitive position of the product within the marketplace, the proprietary position of the product (including both intellectual property protection of the product and Third Party intellectual property that may be relevant to the marketability of the product), the regulatory and reimbursement structure involved, the cost of scaling up a manufacturing process (including facility costs), the profitability of the applicable products and other relevant factors applicable to the pharmaceutical industry. As appropriate consistent with the foregoing, Commercially Reasonable Efforts shall require the applicable Party to: (a) promptly assign responsibilities for activities for which it is responsible to specific employee(s) who are held accountable for the progress, monitoring and completion of such activities, (b) set and seek to achieve meaningful objectives for carrying out such activities, and (c) make and implement decisions and allocate the resources necessary or appropriate to advance progress with respect to and complete such objectives.  When determining its Commercially Reasonable Efforts, Tasly shall not take into its consideration the amounts payable to MSB hereunder.

“Competing Product” means any cellular therapy product intended for the Field (as shown by its Development or labeling), other than any Product.

“Control” means, with respect to any particular Know-How or a particular Patent, possession by the Party granting the applicable right, license, access or release to the other Party as provided herein of the power and authority, whether arising by ownership, license, or other authorization, to disclose and deliver the particular Know-How to the other Party, and to grant and authorize under such Know-How or Patent the right, license, access or release, as applicable, of the scope granted to such other Party in this Agreement without giving rise to any violation of the terms of any written agreement with any Third Party existing at the time such disclosure is first made or such right, license, access or release first comes into effect hereunder.  “Controlled” and “Controlling” have their correlative meanings.  Notwithstanding anything to the contrary in this Agreement, in the event that a Third Party merges or consolidates with or acquires a Party or an Affiliate of a Party, or a Party or an Affiliate of a Party transfers to a Third Party all or substantially all of its assets to which this Agreement relates (such Third Party and its Affiliates immediately prior to such merger, consolidation or transfer (the “Acquisition Transaction”), collectively, the “Acquiring Entities”), the following shall not be deemed to be Controlled by such Party or its Affiliates for purposes of this Agreement: (a) any subject matter owned or controlled by any Acquiring Entity immediately prior to the effective date of such Acquisition Transaction, and (b) any subject matter independently developed or acquired by or on behalf of any Acquiring Entity after an Acquisition Transaction, without accessing or practicing subject matter within the Product Technology or any other technology or information made available to such Party under this Agreement.

Confidential material omitted and filed separately with the Commission.

“Data” means any and all data of any kind including, preclinical data, pharmacology data, chemistry data (including analytical, product characterization, manufacturing, and stability data), toxicology data, clinical data (including investigator reports (both preliminary and final), statistical analyses, expert opinions and reports, safety and other electronic databases), analytical, process and quality assurance/control data and stability data, in each case together with supporting data.

“Debarred Entity” means a Person (other than an individual) that has been debarred by the United States Food and Drug Administration pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Authority pursuant to a comparable statute, from submitting or assisting in the submission of any application for any abbreviated or other drug application/registration or generation or preparation of any data with respect thereto, or any affiliate of such Person.

“Debarred Individual” means an individual who has been debarred by the United States Food and Drug Administration pursuant to 21 U.S.C. § 335a (a) or (b), or by another Regulatory Authority pursuant to a comparable statute, from providing services in any capacity (including generation or preparation of data) to a Person that has an approved or pending drug application/registration.

“Development” means, with respect to a therapeutic product, any and all processes and activities conducted to obtain, maintain or expand Regulatory Approvals for such product, including preclinical testing, test method development and stability testing, toxicology, formulation, process development, quality assurance/control development, statistical analysis, clinical studies, quality of life assessments, pharmacoeconomics, post-marketing studies, label expansion studies, regulatory affairs, and further activities relating to development or preparation of such product for Commercialization.  “Develop” and “Developing” have their correlative meanings.

“Development Plan” means the plan for the Parties’ Development of Product for the Field in the Territory as amended from time to time in accordance with the terms of this Agreement.

“Dollar” means a United States dollar, and “$” shall be interpreted accordingly.

“Effective Date” means the date the Condition Precedent occurs or is waived by Collaborator pursuant to Section 1.3.2.

“End Date” means December 31, 2018; provided, however, if the Effective Date has not occurred, then at the written request of MSB the End Date shall be extended to June 30, 2019.

“Ex-Field Product” means any cellular therapy product (or combination product incorporating a cellular therapy product) comprising any allogeneic cell product Developed or Commercialized during the Term by or under authority of MSB or its Affiliates for applications outside of the Field (as shown by its Development or labeling); provided, however, that an Ex-Field Product excludes any Competing Product in the Territory.

Confidential material omitted and filed separately with the Commission.

“Field” means, individually and collectively, (a) with respect to MPC-150-IM, the treatment or prevention of chronic heart failure and (b) with respect to MPC-25-IC, the treatment or prevention of acute myocardial infarction.

“Indemnified Taxes” means Taxes imposed as a result of any assignment or transfer of any rights under this Agreement by any Party to any Assignee (including by merger, liquidation or reorganization) on the other Party (the “Non-Assigning Party”), or on any payment under this Agreement to the Non-Assigning Party, other than Taxes imposed on or with respect to the Non-Assigning Party or required to be withheld or deducted from a payment to the Non-Assigning Party that are (a) imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of the Non-Assigning Party being organized under the laws of, or having its principal office in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are imposed as a result of a present or former connection between the Non-Assigning Party and the jurisdiction imposing such Tax (other than connections arising from the Non-Assigning Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement), (b) attributable to the Non-Assigning Party’s failure to comply with Section 8.3.1 and (c) any withholding Taxes, including Taxes imposed under the Foreign Account Tax Compliance Act (Sections 1471 through 1474 of 26 U.S.C., as of the Signature Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of 26 U.S.C.).  The term Indemnified Taxes includes penalties, fines and other additional statutory charges incidental or related to the imposition thereof, only to the extent not caused by the acts or omissions of the Non-Assigning Party.

“Know-How” means any and all information and materials comprising (a) ideas, discoveries, inventions (whether or not patentable), patent disclosures, improvements or trade secrets, (b) Data, (c) databases, practices, methods (including analytical methods), techniques, processes (including manufacturing and production process), specifications, formulations, formulae or knowledge, or (d) research materials, reagents or compositions of matter.

“Knowledge” means, with respect to a Party, the actual knowledge of the Party.  For clarity, any representation or warranty to a Party’s Knowledge regarding any Patents (including the non-existence or non-infringement thereof) shall not imply any obligation for such Party to conduct, or be construed that such Party has conducted, any search for Patents or other freedom to operate analysis.

“MAA” (Marketing Approval Application) means an application or submission for Marketing Approval filed with a Regulatory Authority to obtain marketing clearance or approval for a product in the applicable jurisdiction, including a filing for biologic drug registration filed with the CFDA pursuant to Chapter II of SFDA (CFDA) Order No. 28.

Confidential material omitted and filed separately with the Commission.

“Manufacture” means, with respect to any therapeutic product (or component thereof), any and all processes and activities conducted for the manufacture, production or processing of such product including the active biological ingredient(s) therein, including activities performed in support of CMC (chemistry, manufacturing and controls), formulating active biologic ingredients into the final dosage form for incorporation into such product, packaging, physical and regulatory labeling and other finishing activities, quality control and assurance testing, in each case with respect to such product.  For clarity, Manufacturing shall include the manufacture of preclinical, engineering, validation, and clinical batches of such product.  “Manufacturing” and “Manufactured” have correlative meanings.

“Marketing Approval” means, with respect to a product in a particular jurisdiction, approval (whether accelerated, conditional or unconditional) or other permission (excluding pricing approvals) by the applicable Regulatory Authorities sufficient to initiate marketing and sales of such product.

“Medical Affairs Activities” means medical support planning, medical affairs activities, medical education activities and activities traditionally conducted by medical scientific liaisons, health economics and outcomes researchers and other individuals having similar functions, including gathering and maintaining user feedback, medical and pharmacovigilence information and establishing and maintaining one or more call centers in connection therewith.

“MPCs” (mesenchymal precursor cells) means a population of cells that have been enriched for cells expressing STRO-1 or STRO-3 antigen(s).

“MSB Improvements” means any and all improvements, modifications or enhancements of Product, any component of Product, or the use, Manufacture, delivery, or formulation of Product Controlled by MSB.  For clarity, Know-How comprising and Patents claiming MSB Improvements shall be included within Product Technology.

“Net Sales” means gross amounts invoiced by Collaborator or its Affiliates (each, a “Selling Party”) for sales of Product (in final labeled and packaged form, together with any component, agent, delivery device, or dispensing device required by the applicable Marketing Approval) less the following:  (a) actual bad debts related to Product; (b) normal and customary trade, quantity and cash discounts and any other adjustments, including granted on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates, reimbursements or similar adjustments granted or given to wholesalers or other distributors, buying groups, health care insurance carriers or other institutions, adjustments arising from consumer discount and patient assistance programs, in each case actually allowed and taken directly by the Third Party customer with respect to sales of Product; (c) any accrual in respect of sales of Product to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization; (d) sales taxes or similar Taxes, including duties or other governmental charges imposed on the sale of Product to the Third Party customer (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding any Taxes imposed on or measured by the net income or profits of the Selling Party), to

Confidential material omitted and filed separately with the Commission.

the extent included in the invoice price and not reimbursable, refundable or creditable to the Selling Party; and (e) prepaid freight, insurance and handling fees actually invoiced (to the extent that the Selling Party actually incurs the cost of freight, insurance and handling fees for Product and are not reimbursable, refundable or creditable to the Selling Party), in each case as determined from books and records of the Selling Party maintained in accordance with Accounting Standards.  Sales of Product between or among Collaborator and its Affiliates shall be excluded from the computation of Net Sales except where such sales are solely intended for end use by the Selling Party, but Net Sales shall include the subsequent final sales to Third Party customers by a Selling Party.  If a sale, transfer or other disposition with respect to Product involves consideration other than cash or is not at arm's length, then the Net Sales from such sale, transfer or other disposition shall be the arm's length fair market value that would have been invoiced by Collaborator or its Affiliates, which generally will mean the Selling Party's average sales price for the Quarterly Period.  Any amount described in clauses (a) through (e), inclusive, shall only be deducted once regardless of whether such amount is described in more than one (1) clause under this definition.

All of the foregoing shall be calculated in accordance with the Accounting Standards.  With respect to each Annual Period for which Net Sales are calculated, there shall be included appropriate accruals for all of the items listed in clauses (a) through (e) of the immediately preceding paragraph, calculated in accordance with the Accounting Standards, as increased or decreased (as applicable) by the difference between actuals and accruals for all such items in the prior Annual Period.  A sale of a Product is deemed to occur in accordance with the Accounting Standards.

If a Product is sold in combination with any one or more other products in the Territory, and if such Product is also sold separately on a commercial basis in the Territory (“Bundled Product”), then the Net Sales attributable to sales of such Bundled Product shall be determined by multiplying the total Net Sales (as described above) of the Bundled Product by the ratio of (a) the average price at which Product is sold separately in such country for such Annual Period to (b) the invoiced amount for such Bundled Product; otherwise any attribution of sale of a Bundled Product between Product and any other component shall be mutually agreed.  An example calculation for Bundled Products is attached hereto as Exhibit 1.

“Non-Product-Specific Patent” means any Product Patent that is not a Product-Specific Patent.

“Patent” means any of the following, whether existing now or in the future anywhere in the Territory: (a) any issued patent, including inventor’s certificates, substitutions, extensions, confirmations, reissues, re-examination, renewal, supplemental protection certificates, any counterparts claiming priority therefrom, or any like governmental grant for protection of inventions, and any patents resulting from any post-grant proceeding involving any of the foregoing; and (b) any pending patent application (or application for any of the foregoing), including any continuation, divisional, substitution, continuation-in-part, provisional and converted provisional applications.

Confidential material omitted and filed separately with the Commission.

“Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Product” means, individually and together, (a) that certain formulation of rexlemestrocel-L (USAN), known as MPC-150-IM (“MPC-150-IM”) and (b) that certain formulation of rexlemestrocel-L (USAN), known as MPC-25-IC (“MPC-25-IC”), in each case, (a) and (b), as described further in the Product Memorandum.

“Product Know-How” means any and all Know-How Controlled by MSB or its Affiliates during the Term that is necessary or useful for the Development, Manufacture or Commercialization of, or conduct of Medical Affairs Activities for, Product (including, for the avoidance of doubt, the cell line of MPCs used to formulate Product and any such Know-How relating to methods of isolating, preparing, culturing, purifying, proliferating, and enhancing MPCs and MPC preparations and populations) for the Field in the Territory in accordance with this Agreement.  For clarity, Product Know-How shall include Know-How comprising (a) MSB Sole Inventions, (b) MSB’s interest in Joint Inventions and (c) MSB Improvements.

“Product Memorandum” means that certain memorandum referencing this Agreement and setting forth certain matters with respect to Product and the payments with respect thereto and provided by MSB to Collaborator on the Signature Date, as such memorandum may be amended from time to time by mutual written agreement of the Parties.

“Product Patents” means any and all Patents in the Territory Controlled by MSB or its Affiliates during the Term claiming (a) the composition of Product, (b) any method, composition or apparatus for the Manufacture of Product, (c) any method of treatment or use with respect to Product for the Field, (d) methods of isolating, preparing, culturing, purifying, proliferating, and enhancing MPCs and MPC preparations and populations, or (e) any MSB Improvement.  For clarity, Product Patents shall include (i) MSB Sole Patents in the Territory, (ii) Patents claiming MSB Improvements in the Territory and (iii) MSB’s interest in Joint Patents in the Territory.  A list of Product Patents is Product Memorandum, and MSB will periodically update the list to reflect changes thereto during the Term.

“Product-Specific Patent” means any Product Patent that (a) is listed in the Product Memorandum as such (MSB shall periodically update the list to reflect changes thereto during the Term; provided, however, that MSB shall not remove any Patents from the list except with written agreement of Collaborator), (b) is created (via claim amendments, continuing application or otherwise) pursuant to Section 9.2.4 or (c) contains only Product-Specific Claims.

“Product-Specific Claim” means any Patent claim with only one or more of the following within its scope and no other subject matter: (i) Product or one or more components thereof specifically, (ii) any method of treatment or use with respect to Product specifically, or (iii) any method, composition or apparatus for the Manufacture of Product specifically.  For clarity, Product-Specific Claims do not include claims with any of the following within its scope: (A) Product or biologic components thereof generically, (B) any method of treatment or use with respect to any biologic product other than Product, (C) any method, composition or apparatus for the Manufacture of any biologic product other than Product or (D) any cells other than MPC-150-IM or MPC-25-IC

Confidential material omitted and filed separately with the Commission.

or methods of isolating, preparing, culturing, purifying, proliferating, or enhancing cells other than MPC-150-IM or MPC-25-IC or preparations or populations of cells other than MPC-150-IM or MPC-25-IC.

“Product Technology” means Product Patents and Product Know-How.

“Proprietary Materials” means those materials or components described in the Product Memorandum, which are Controlled by MSB or its Affiliates and necessary for the Manufacture of Product hereunder.

“Prosecution and Maintenance” means, with respect to a Patent, (a) the preparing, filing, prosecuting and maintenance of such Patent (including conducting all correspondence and interactions with any government office or court having jurisdiction over the same), including the right to apply for Patents pursuant to The Agreement on Trade-Related Aspects of Intellectual Property Rights or pursuant to any other convention, treaty, agreement or understanding and (b) seeking, conducting or defending re‑examinations, reissues, requests for Patent term extensions and the like with respect to such Patent, together with the conduct of interferences, inter partes reviews, post-grant reviews, the defense of oppositions and other similar proceedings with respect to the particular Patent (whether before or after issuance); and “Prosecute and Maintain” and “Prosecuting and Maintaining” have their correlative meanings.

“Quarterly Period” means a three (3) month period of each calendar year ending on March 31, June 30, September 30 or December 31.

“Regulatory Approval” means, with respect to a therapeutic product in a particular jurisdiction, any Marketing Approval, pricing approval and all clearances, approvals, licenses, registrations or authorizations necessary for the Development or Manufacture of such product in such jurisdiction, including any tissue bank licenses for the Manufacture of such product.  Regulatory Approvals include approvals (or other clearance) of applications or submissions filed with or submitted to any Regulatory Authority necessary to initiate or conduct any clinical study in conformance with the requirements of such Regulatory Authority.

“Regulatory Authority” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the Development, Manufacture or Commercialization or other use or exploitation (including the granting of Regulatory Approvals) of Product in any jurisdiction, including the CFDA.

“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals or other filings made to, received from or otherwise conducted with the CFDA or other relevant Regulatory Authority (including minutes of meeting with any Regulatory Authority) that are necessary or relate to the Development, Manufacture or Commercialization of, or conduct of the Medical Affairs Activities for, Product for the Field in the Territory.

Confidential material omitted and filed separately with the Commission.

“Tax” or “Taxes” means any and all taxes, duties, imposts, charges, withholdings, rates, levies and other governmental impositions and other taxes of any kind whatsoever imposed, assessed or charged.

“Taxing Authority” means any governmental authority responsible for the imposition, assessment or collection of any Tax.

“Territory” means the People’s Republic of China (“PRC”), including Hong Kong, Macau.

“Third Party” means any Person other than MSB, Collaborator or their respective Affiliates.

“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership in or available in the Territory, including registrations and applications therefor and the goodwill and activities associated with each of the foregoing.

Confidential material omitted and filed separately with the Commission.

1.1Additional Definitions.  Each of the following definitions shall have the meanings defined in the corresponding sections of this Agreement indicated below:

Defined Term	Section
Agreement Wind-Down Period	12.9.2
Agreement	Preamble
Alliance Manager	2.7
Challenge	12.4
Co‑Chair	2.3
Collaborator Indemnitees	11.5.1
Collaborator Rights	3.1.1
Collaborator Sole Inventions	9.1
Collaborator Sole Patents	9.1
Commercialization Criteria	5.2
Commercialization Plan	5.2
Committee	2.3
Competing Activities	3.5.1
Competing Product	Article 1
Condition Precedent	1.3.1
Confidential Information	10.1
Control Affiliate	3.5.2(a)
Control Transaction	3.5.2(a)
Control, Controlled, or Controlling	Article 1
Controlled Party	3.5.2(a)
CWG	2.2.3
Defending Party	9.3
Dispute	13.1
Divest	3.5.2(c)
Divestiture	3.5.2(c)
DWG	2.2.1
Signature Date	Preamble
Enforcement Action	9.4.2
Enforcing Party	9.4.4
Ex-Agreement Patents	12.9.4
Indemnify	11.5.1
Initial Regulatory Meeting	4.2.1
Investment Agreement	Background
Joint Inventions	9.1
Joint Patents	9.1
JSC	2.1.1
Losses	11.5.1
Manufacturing Plan	6.1.2
Defined Term	Section
Manufacturing Technology Transfer Plan	6.1.1
Mesoblast Inc.	Preamble
Mesoblast Limited	Recitals
Mesoblast Sàrl	Preamble
Milestone Event	8.1.2
Milestone Payment	8.1.2
MSB Improvement Patents	9.1
MSB Indemnitees	11.5.2
MSB Mark	5.5.2(a)
MSB Rights	3.2.1
MSB Sole Inventions	9.1
MSB Sole Patents	9.1
MSB	Preamble
MWG	2.2.2
Other Dispute	13.3
Party, or Parties	Preamble
PRC Agency	1.3.1
PRC Approvals	1.3.1
Prior Understandings	10.3
Product Marks	5.5.1
Regulatory Materials Transfer Request	12.9.3
Royalty	8.1.3
Royalty Term	8.1.3
SDE Agreement	7.5.1
Senior Executive	2.5
Solicitation Action	10.7
Soliciting Party	10.7
Subject Affiliate	3.5.2(b)
Subject Party	3.5.2(b)
Subject Transaction	3.5.2(b)
Tasly	Preamble
Taxed Party	8.3.3
Term	12.1
Third Party Project Technology Agreements	11.3.1
Third-Party Claim	11.5.1
Transfer Taxes	8.3.4
Working Group	2.2

Confidential material omitted and filed separately with the Commission.

1.2Interpretation.  The captions and headings to this Agreement are for convenience only, and are of no force or effect in construing or interpreting any of the provisions of this Agreement.  Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto.  Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;” (f) provisions that require that a Party, the Parties or a Committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with Accounting Standards and any particular cost or expense shall be accounted for only once; and (k) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party.

1.3Conditions Precedent.

1.3.1Conditions Precedent.  The Effective Date (and associated obligations hereunder) is subject to (a) the Collaborator having obtained all relevant approvals, registrations and authorizations (collectively, “PRC Approvals”) from the applicable PRC governmental agencies (including PRC’s Ministry of Commerce and National Development and Reform Commission and the State Administration of Foreign Exchange, or their respective local bureaus) (each, a “PRC Agency”) necessary to consummate: (i) this Agreement and (ii) the Collaborator’s proposed investment in Mesoblast Limited as contemplated under the Investment Agreement; and (b) Mesoblast Limited and the Collaborator (or its subsidiary) having validly executed the Investment Agreement (“Condition Precedent”).

1.3.2Waiver of Condition Precedent.  The Condition Precedent in Section 1.3.1 may only be waived by the Collaborator giving written notice to MSB.

1.3.3Obligations to satisfy Condition Precedent. (a) Each Party must use all reasonable endeavours to ensure that the Condition Precedent in Section 1.3.1 is satisfied promptly, and in any event prior to the End Date.  (b) Each Party must keep the other informed of any circumstances which may result in the Condition Precedent not being satisfied in accordance with its terms.  Accordingly, (i) Collaborator shall file, as soon as practicable after the Signature Date, with each applicable PRC Agency such materials and documents necessary or appropriate to obtain PRC

Confidential material omitted and filed separately with the Commission.

Approvals (the “PRC Filing”) and any supplemental information requested by any PRC Agency in connection therewith; and (ii) MSB shall furnish to Collaborator such necessary information and reasonable assistance as Collaborator may request in connection with its preparation of the PRC Filing.

1.3.4Notice of satisfaction or waiver of Condition Precedent. The Collaborator must notify MSB in writing within one Business Day after the satisfaction, or waiver of the Condition Precedent under this Section 1.3.

1.3.5Expenses.  Each Party shall be responsible for its own costs, expenses, and filing fees associated with the PRC Filing and obtaining PRC Approvals.

1.3.6Effectiveness prior to PRC Approvals.  Other than the provisions of this Section 1.3 and Sections 10.5.1, 12.3, 12.4, 12.5 and 12.7 and Articles 13and 14 (other than Section 14.10), which shall be in full force and effect as of the Signature Date, the rights and obligations of the Parties under this Agreement shall not become effective until the Condition Precedent is satisfied or waived as set forth above, at which time such rights and obligations shall be immediately effective.

ARTICLE 2

GOVERNANCE

2.1Joint Steering Committee.

2.1.1Establishment.  Promptly after the Effective Date, Collaborator and MSB shall establish a joint steering committee (the “JSC”) to oversee, review and coordinate the activities of each Party under this Agreement, including the Development, Manufacture and Commercialization of and Medical Affairs Activities for Product for the Field in the Territory as described below.

2.1.2Responsibilities.  The JSC shall be responsible for:

(a)Providing strategic direction to and coordinating the Parties’ respective activities with respect to matters pertaining to (i) the Development, Manufacture, Commercialization of and Medical Affairs Activities for Product for the Field for the Territory, and (ii) the filing for, obtaining and maintaining of Regulatory Approvals for Product for the Field for the Territory;

(b)Reviewing and approving (i) the Development Plan (including the protocols for each clinical study to be conducted by either Party pursuant to the Development Plan) and (ii) the Manufacturing Plan, and in each case (i) and (ii) any modifications or amendments thereto in accordance with this Agreement;

(c)Reviewing and monitoring the Development and Manufacture of Product and each Party’s activities under the Development Plan and Manufacturing Plan and the progress thereof;

Confidential material omitted and filed separately with the Commission.

(d)Reviewing and approving certain regulatory matters as provided in Section 7.2.2 (including proposed labeling for Product);

(e)Reviewing and providing feedback on the Commercialization Plan (other than the Commercialization Criteria, which will be subject to the review and approval of the JSC) and any modifications or amendments thereto in accordance with this Agreement;

(f)Reviewing and monitoring the Commercialization of and the Medical Affairs Activities for Product and other of Collaborator’s activities under the Commercialization Plan and the progress thereof;

(g)Reviewing and auditing the performance, processes and quality in connection with the Manufacture of Product;

(h)Except as prohibited by Applicable Law, reviewing and providing feedback on pricing (including pricing and discretionary deductions (including rebating, coding, copay, wholesaler and managed care discount strategies)) for Product, including review of discounts or other adjustments Collaborator or its Affiliate provides to Third Parties to whom it sells Product and also sells or otherwise provides other products or services, in respect of Product and such other products or services;

(i)Facilitating the transfer and exchange of Know-How (including the transfer of Know-How pursuant to the Manufacturing Technology Transfer Plan and determining when the activities under the Manufacturing Technology Transfer Plan have been completed) and Regulatory Materials as provided herein (including establishing appropriate procedures therefor); and

(j)Performing such other duties as are specifically assigned to the JSC in this Agreement.

2.2Working Groups.  The JSC may, from time to time, establish working groups, including the working group described in this Section 2.2 (each, a “Working Group”) to perform certain duties of the JSC as expressly delegated by the JSC to such Working Group.  Each such Working Group shall report into and be subordinate to the JSC.  Accordingly, each Working Group shall keep the JSC regularly informed of the activities that it is tasked with overseeing or otherwise carrying out, both through in-person and written reporting as reasonably necessary for the JSC to fulfill its responsibilities with respect to such activities and Product for the Field.

2.2.1Promptly after the establishment of the JSC, the JSC shall establish a Development working group (the “DWG”) to (a) facilitate and coordinate the updating of the Development Plan and submitting such plan to the JSC for approval as described herein, (b) oversee and coordinate clinical Development activities and (c) conduct such other activities as specifically assigned by the JSC to such Working Group hereunder.

Confidential material omitted and filed separately with the Commission.

2.2.2Promptly after the establishment of the JSC, the JSC shall establish a Manufacturing working group (the “MWG”) to (a) oversee and coordinate the transfer of MSB Know-How related to the Manufacture of Product pursuant to the Manufacturing Technology Transfer Plan, (b) reviewing and auditing the facilities at which the Manufacture of Product will be or is conducted to ensure such facilities meet all applicable cGxP (including associated quality systems) and other Applicable Laws, (c) reviewing and auditing the quality of the Product to ensure Product meets the specification therefor (including as may be set forth in any Regulatory Materials) and (c) conduct such other activities as specifically assigned by the JSC to such Working Group hereunder.

2.2.3At least twenty-seven (27) months in advance of the projected receipt of the first Marketing Approval for Product in the Territory, the JSC shall establish a Commercial working group (the “CWG”) to (a) facilitate and coordinate the establishment of an initial Commercial Plan and thereafter reviewing and updating the Commercialization Plan, (b) reviewing Commercial activities and Medical Affairs Activities for Product and (c) conduct such other activities as specifically assigned by the JSC to such Working Group hereunder.

2.3Membership.  The JSC and each Working Group created by the JSC pursuant to Section 2.2 (each a “Committee”) shall consist of an equal number of representatives from each of MSB and Collaborator, and unless otherwise agreed such number, with respect to the JSC, shall be three (3) representatives appointed by each of MSB and Collaborator (with one (1) of such representatives appointed by each of MSB and Collaborator being the Alliance Manager appointed by each of MSB and Collaborator), and with respect to each Working Group, shall be one (1) representative, in each case, appointed by each of MSB and Collaborator.  Either Party may replace its respective representative(s) to any Committee at any time with prior notice to the other Party, provided that such replacement is of comparable authority and scope of responsibility within that Party’s organization as the individual he or she is replacing, but may have different area of responsibility.  Unless otherwise agreed by the Parties, each Committee shall have at least one (1) representative with relevant decision-making authority from each Party such that the Committee is able to effectuate all of its decisions within the scope of its responsibilities.  Without limiting the foregoing, each Party shall appoint one of its representatives to the JSC to co‑chair the meetings of the JSC (each, a “Co‑Chair”).  The Co‑Chairs, working together, shall (a) coordinate and prepare the agenda (which agenda shall include all matters requested by a JSC representative from either Party) and ensure the orderly conduct of the JSC’s meetings, (b) each attend (subject to the below) each meeting of the JSC, and (c) alternating between the Co-Chairs, prepare and issue minutes of each meeting within ten (10) Business Days thereafter accurately reflecting the discussions and decisions of the JSC at such meeting.  Such minutes from each JSC meeting shall be finalized only when the Co‑Chair from each Party has reviewed and confirmed the accuracy of such minutes in writing.  The Co‑Chairs shall solicit agenda items from the other JSC representatives and provide an agenda along with appropriate information for such agenda reasonably in advance (to the extent possible) of any meeting.  The Parties agree that unless the Co-Chair from each Party agrees otherwise, at each meeting of the JSC, the JSC shall review the progress of the activities, if any, under (i) the Development Plan (until completed), (ii) the Manufacturing Technology Transfer Plan (until completed) and (ii) Commercialization Plan.  In the event the Co‑Chair or another representative of the JSC from either Party is unable to attend or participate in any meeting of the JSC, the Party who appointed such Co‑Chair or representative may appoint a substitute Co‑Chair or other representative for the meeting.

Confidential material omitted and filed separately with the Commission.

2.4Meetings.  Each Committee shall hold meetings (either in person or by teleconference) at such times and places as the Parties may mutually agree as necessary for such Committee to conduct its responsibilities, provided that, unless the Parties otherwise agree, the JSC shall meet at least quarterly with an in person meeting at least annually.  Each Party shall bear its own costs associated with attending such meetings.  As appropriate, a reasonable number of other employees of a Party or its Affiliate may attend Committee meetings as nonvoting observers, but no Third Party personnel may attend unless expressly agreed by the Parties.  Each Party may also call for special meetings to address matters requiring prompt attention with at least five (5) Business Days (or such shorter period as necessary to address exigent matters) to resolve particular matters identified by such Party in such notice.

2.5Decision Making.  Decisions of each Committee shall be made by consensus, with each Party having one (1) vote.  Each Party shall work in good faith to reach consensus on matters and act in the general spirit of cooperation (taking into consideration the scope of such Committee’s authority and the principles set forth in Section 2.6.2) and in no event shall either Party unreasonably withhold, condition or delay any approval or other decision of a Committee hereunder.  In the event a Working Group fails to reach consensus with respect to a particular matter within its authority, then upon request by either Party, such matter shall be referred to the JSC for resolution.  In the event that the JSC fails to reach consensus with respect to a particular matter within its authority, then either Party may, by notice to the other Party, have such matter referred to the Chief Executive Officer of Mesoblast Inc. and the Chairman of Collaborator (or in either case, his/her direct report, each, a “Senior Executive”) for resolution by good faith discussions for a period of at least twenty (20) Business Days.  If the Senior Executives cannot reach consensus within such twenty (20) Business Day period, then the Collaborator’s Senior Executive shall have ****; provided that the Collaborator’s Senior Executive may not exercise such decision-making right in a manner that, in ****, is likely to have a ****. For clarity, the Parties acknowledge that pricing for Products inside and outside the Territory may be materially different and such differences shall not be deemed to create a material adverse effect.

2.6Committee Authority.

2.6.1General.  Notwithstanding the creation of the JSC and any Working Group, each Party retains the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree.  No Committee has the power to (a) amend, modify or waive compliance with this Agreement or is otherwise inconsistent with the express terms of this Agreement, (b) to determine whether or not a Party has met its diligence or other obligations under the Agreement, or (c) to determine whether or not a breach of this Agreement has occurred, and no decision of any Committee shall be in contravention of any terms and conditions of this Agreement.  It is understood and agreed that issues to be formally decided by the JSC and any Working Group, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JSC and any such Working Group, as applicable.

Confidential material omitted and filed separately with the Commission.

2.6.2Guiding Principles.  Each Committee shall perform its responsibilities under this Agreement, including with respect to Development, Manufacture of and Commercialization of Product for the Field in the Territory, consistent with good pharmaceutical practices (including applicable cGxP) and consistent with using Commercially Reasonable Efforts.

2.7Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual to act as alliance manager for that Party (each, an “Alliance Manager”).  Each Party’s Alliance Manager shall be a member of the JSC.  The Alliance Managers shall be the primary point of contact for the Parties with respect to the activities to be conducted under this Agreement.  The name and contact information for the Alliance Managers, as well as any replacement(s) chosen by either Party in their sole discretion from time to time, shall be promptly provided to the other Party in writing.

2.8Day-to-Day Responsibilities.  Each Party shall: (a) be responsible for day-to-day implementation and operation of the activities hereunder for which it has or is otherwise assigned responsibility under this Agreement, provided that such implementation is not inconsistent with the express terms of this Agreement or the decisions of a Committee within the scope of its authority specified herein; and (b) keep the other Party informed as to the progress of such activities as reasonably requested by the other Party and as otherwise determined by the JSC.

ARTICLE 3
RIGHTS AND EXCLUSIVITY

3.1Rights of Collaborator.

3.1.1General.  Subject to the terms and conditions of this Agreement, MSB hereby grants Collaborator the following rights under the Product Technology: (a) the exclusive (subject to MSB’s reservation of rights as set forth herein) right to conduct Development of Product for the Field for the Territory; (b) the exclusive right to Commercialize (including to use, sell, offer for sale and import) and conduct Medical Affairs Activities for Product solely for the Field in the Territory; (c) the exclusive right to conduct regulatory activities in support of Collaborator’s activities described in (a) and (b) of this Section 3.1.1 and Article 6; and (d) the right to Manufacture the Product to support the Commercialization of the Product for the Field in the Territory (such rights collectively, the “Collaborator Rights”).  Collaborator’s exercise of the Collaborator Rights (i) to conduct Development shall be in accordance with the Development Plan and Article 4; (ii) to conduct Commercialization and Medical Affairs Activities shall be in accordance with the Commercialization Plan and Article 5; (iii) to Manufacture the Product shall be in accordance with the Manufacturing Plan and Article 6; and (iv) to conduct regulatory activities shall be in accordance with Article 7.  Furthermore, notwithstanding the exclusivity of the rights granted to Collaborator:  (A) MSB shall continue to have the right to practice Collaborator Rights for purposes of performing the Development activities assigned to MSB under the Development Plan and the regulatory activities for which MSB is expressly responsible for or assigned to conduct under this Agreement and (B) MSB shall continue to have the right to Develop and Manufacture Product in the Territory to support the Development and Commercialization of Product outside the Territory as set forth in Section 6.2.

Confidential material omitted and filed separately with the Commission.

3.1.2Use of Affiliates and Third Parties.

(a)Collaborator may exercise the Collaborator Rights through its Affiliates, and may grant to its Affiliates such Collaborator Rights under the Product Technology in connection therewith, provided that Collaborator shall guarantee and be responsible for each such Affiliate’s compliance with the terms of this Agreement including all relevant restrictions, limitations and obligations.

(b)Neither Collaborator nor any of its Affiliates may exercise the Collaborator Rights in the Territory through any Third Party without the prior written consent of MSB; provided that no such consent shall be necessary for use of the Third Parties described in the Development Plan (including the contract research organizations and contract manufacturer named therein).

3.2Rights of MSB.

3.2.1General.  Subject to the terms and conditions of this Agreement, MSB has the following rights (collectively, the “MSB Rights”): (a) the right to conduct those activities assigned to it under the Development Plan as described in Article 4; (b) conduct regulatory activities in support of MSB’s activities described in (a) of this Section 3.2.1 pursuant to Article 7; and (d) the right to access and use (and grant Third Parties the right to access and use subject to Article 10) Regulatory Materials and Data generated with respect to Product for purposes of Developing, Manufacturing and Commercializing and conducting Medical Affairs Activities for Ex-Field Products in or outside the Territory or Product outside the Territory. For clarity, MSB reserves the right to, itself or through its Affiliates or Third Parties, Develop, Manufacture, Commercialize and conduct Medical Affairs Activities for Product for the Field for sale and use outside of the Territory.

3.2.2Use of Affiliates and Third Parties.

(a)MSB may exercise the MSB Rights through its Affiliates, provided that MSB shall guarantee and be responsible for each such Affiliate’s compliance with the terms of this Agreement, including all relevant restrictions, limitations and obligations and that, upon Collaborator’s request, MSB shall identify those of its Affiliates that are exercising the MSB Rights.

(b)Neither MSB nor any of its Affiliates may exercise the MSB Rights described in Section 3.2.1(a) or (b) through any Third Party without the prior written consent of Collaborator, such consent not to be unreasonably withheld, conditioned or delayed; provided that no such consent shall be necessary for use of the Third Parties described in the Development Plan (including the contract research organizations and contract manufacturer named therein).  For clarity, neither MSB nor any of its Affiliates shall be required to obtain any consent for use of Third Parties in exercising its or their rights under Section 3.2.1(c).

Confidential material omitted and filed separately with the Commission.

3.2.3License to Collaborator Improvements. Subject to the terms and conditions of this Agreement, Collaborator hereby grants to MSB a perpetual, irrevocable, fully-paid, non-exclusive license, with the right to grant and authorize sublicenses (except as provided below), under the Collaborator Improvement Patents to make, have made, use, sell, offer for sale and/or import products and services and otherwise exploit the Collaborator Improvement Patents (a) outside the Field and (b) outside the Territory.  The license granted pursuant to this Section 3.2.3 is in addition to any licenses that may be granted after the Term pursuant to Section 12.9.4.

3.3No Contravention.  MSB hereby covenants not to grant to any Third Party any right, authorization or license: that is in contravention or interferes with the Collaborator Rights including any license under the Product Technology with respect to Product for (a) the Field or (b) treatment or prevention of chronic heart failure or acute myocardial infarction, in each case (a) and (b), in the Territory.  Similarly, Collaborator hereby covenants not to grant to any Third Party any right, authorization or license that is in contravention or interferes with MSB’s license under the Collaborator Improvement Patents or that would prevent Collaborator from granting a license to MSB under the Collaborator Know-How or the Collaborator Patents pursuant to Section 12.9.4.

3.4No Other Rights.  Each Party acknowledges that the rights under this Article 3 and elsewhere in this Agreement are limited to the express scope thereof.  Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted, whether by implication, estoppel, reliance, or otherwise, by either Party to the other Party.  All rights with respect to Know-How, Patents or other intellectual property rights that are not specifically granted herein are reserved to the owner thereof.

3.5Exclusivity of Efforts.

3.5.1Competing Activities.  From the Effective Date and for the Term, MSB agrees, on its behalf and on behalf of its Affiliates, not to (i) conduct, participate in or sponsor, directly or indirectly, the Development, Manufacture or Commercialization of a Competing Product in the Territory (collectively, such activities “Competing Activities”) or (ii) appoint, license or otherwise authorize any Third Party, whether pursuant to license, appointment, or authorization or otherwise to perform any Competing Activities.

3.5.2Post-Execution Transactions.

(a)In the event a Party (the “Controlled Party”) enters into any transaction (a “Control Transaction”) whereby a Third Party that is Developing or Commercializing a Competing Product acquires all or substantially all the assets or stock of the Controlled Party (such Third Party, a “Control Affiliate”), then the Controlled Party shall provide notice to the other Party within five (5) Business Days after the closing of the Control Transaction, specifying the identity of the Control Affiliate and describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Competing Product and a description of the Competing Activities such Control Affiliate is currently engaged in with respect to such Competing Product.  Such notice shall also state whether the Controlled Party shall either: (i) Divest itself of the Competing Product; or (ii) isolate any Competing Activities

Confidential material omitted and filed separately with the Commission.

associated with the Competing Product to ensure that such activities are kept separate and independent of the Development, Manufacture and Commercialization of Product, including using Commercially Reasonable Efforts to ensure that no personnel involved in such Competing Activities have access to Know-How relating to Product (in the case of this clause (ii), any Know-How, Patent or other intellectual property right resulting from such Competing Activities shall not be included as Product Technology or Collaborator Know-How or Collaborator Patents under this Agreement, and nothing in this Agreement shall be construed to grant any rights or licenses to the other Party under such Know-How, Patent or other intellectual property right).  Thereafter, the Controlled Party (itself or through the Control Affiliate) shall use diligent efforts to promptly implement (and in the case of isolation, maintain) such election. For clarity, neither the Controlled Party nor any Control Affiliate shall use, reference or practice any Product Technology or Collaborator Know-How or Collaborator Patents for the purpose of Developing or Commercializing any Competing Product.

(b)In the event a Party (the “Subject Party”) enters into any transaction during the Term (a “Subject Transaction”) whereby the Subject Party acquires an interest in, access to, or rights to a Competing Product through the acquisition of the assets or stock of a Third Party or other transaction (other than a Control Transaction) with a Third Party (such Third Party, a “Subject Affiliate”), then the Subject Party shall (i) provide notice to the other Party within five (5) Business Days after the closing of the Subject Transaction, specifying the identity of the Subject Affiliate and describing in reasonable detail, to the extent permitted by Applicable Law and without disclosing any proprietary information, the Competing Product and a description of the Competing Activities such Subject Affiliate is currently engaged in with respect to such Competing Product; and (ii) Divest itself of the Competing Product.  Thereafter, the Subject Party (itself or through the Subject Affiliate) shall use diligent efforts to promptly implement such Divestiture.  For clarity, neither the Subject Party nor any Subject Affiliate shall use, reference or practice any Product Technology or Collaborator Know-How or Collaborator Patents for the purpose of Developing or Commercializing any Competing Product.

(c)For purposes of this Section 3.5.2, “Divest” or “Divestiture” means, with respect to any Competing Product, (i) the sale, license or other transfer of all of the right, title and interest in and to such Competing Product for the Field in the Territory, including all technology, intellectual property and other assets relating solely thereto, to an independent Third Party (other than the Control Affiliate or Subject Affiliate), without the retention or reservation of any rights, license or interest (other than solely an economic interest and other customary reversionary rights) by the Controlled Party/Control Affiliate or Subject Party/Subject Affiliate (as applicable) in such Competing Product for the Field in the Territory and (ii) the complete shutdown of all development and commercialization activities with respect to such Competing Product so that no technology, intellectual property or other asset relating thereto is used by the Controlled Party/Subject Party or its Affiliates and delivery of written confirmation from the Controlled Party or Subject Party, as applicable, that it and its Affiliates covenant not to use any technology, intellectual property and assets solely relating to such Competing Product during the Term.

3.5.3Product.  During the Term, Collaborator agrees, on its behalf and on behalf of its Affiliates, not to (i) Develop or Commercialize any Product for any applications outside the Field in the Territory or (ii) appoint, license or otherwise authorize any Third Party to Develop or Commercialize any Product for any application outside the Field in the Territory.  Accordingly,

Confidential material omitted and filed separately with the Commission.

Collaborator agrees that neither it, nor any of its Affiliates, will sell or provide Product to any Third Party if Collaborator or its relevant Affiliate knows, or has reason to believe, that Product, sold or provided to such Third Party would be sold or transferred, directly or indirectly, for use outside the Field or for use outside the Territory.  Collaborator and its Affiliates shall promptly notify MSB in the event it or its Affiliate has reason to believe that any such Product sold or otherwise distributed has been or will be used outside the Field or outside the Territory.  Collaborator shall promptly cease selling or providing Product to any Third Party that Collaborator or its relevant Affiliate knows, or has reason to believe, sells or provides such Product for use outside the Field or for use outside the Territory.

ARTICLE 4
DEVELOPMENT MATTERS

4.1General.  Subject to the oversight of the JSC, Collaborator and MSB shall collaborate to Develop Product to support filing for MAAs and obtaining and maintaining Regulatory Approvals for Product for the Field throughout the Territory, with each Party (itself or through its Affiliates or authorized Third Parties) using Commercially Reasonable Efforts to conduct the Development of Product for the Field for the Territory in accordance with the Development Plan.  The Parties acknowledge that (a) Collaborator shall have the primary responsibility and take the lead for the conduct of all Development of Product for the Field for the Territory in accordance with the Development Plan and (b) at Collaborator’s request, MSB agrees to reasonably assist with such Development subject to availability of resources (which shall include making available all material and resources that are reasonably required to support the Development of the Product in the Territory), provided that Collaborator agrees to compensate MSB at its then applicable rates as set out in the Product Memorandum and reimburse MSB’s documented travel and other expenses incurred in performing providing such support within thirty (30) days of invoice therefor (which reimbursement shall be in addition to any payments under Section 4.6 and Article 8), it being understood that MSB shall not be obligated to conduct any such activity if the costs therefor are not pre-approved by Collaborator.  MSB will at all times use Commercially Reasonable Efforts to minimize the cost for the Collaborator relating to any assistance provided by MSB to assist with Development. For clarity, neither Party shall conduct any Development with respect to Product for the Field for the Territory except pursuant to the Development Plan.

4.2Development Plan.

4.2.1Initial Regulatory Meeting.  Promptly after the Effective Date, Collaborator shall submit a request to meet with the CFDA as soon as practicable (but not later than the applicable date set out in the initial Development Plan) to discuss the initial Development Plan (developed pursuant to Section 4.2.2) for each of MPC-150-IM and MPC-25-IC for the Field in the Territory and solicit feedback from the CFDA with respect thereto (such a meeting, the “Initial Regulatory Meeting”).  Collaborator shall inform MSB with respect to such Initial Regulatory Meeting and MSB will have the right to participate therein, each as provided in Section 7.2.1.

Confidential material omitted and filed separately with the Commission.

4.2.2Initial Development Plan.  **** after the Effective Date, the DWG shall have convened and developed an initial Development Plan and submitted such draft plan to the JSC for its review and comment/approval, which Development Plan (and each update thereto) shall contain at least the following information for each of MPC-150-IM and MPC-25-IC for the Field in the Territory:

(a)scope and timelines for the conduct of all studies (both non-clinical, if any, and clinical) designed to support filing for a MAA and obtaining Marketing Approval for such Product for the Field in the Territory;

(b)regulatory matters including Regulatory Materials to be filed with Regulatory Authorities, including estimated timing of meetings with Regulatory Authorities in support of activities described in Section 4.2.2(a); and

(c)target schedules for achieving milestones in Developing Product for the Field in the Territory.

4.2.3Updates.  Promptly after the Initial Regulatory Meeting, Collaborator shall circulate any minutes therefrom (whether initiated by the CFDA or Collaborator) to the DWG; and the DWG shall incorporate the comments of the CFDA into the initial Development Plan and recirculate such plan to the JSC for its further review and comment/approval within 3 months after the Initial Regulatory Meeting. If either Party learns that any Development activities not reflected in the then-current Development Plan that are necessary or likely to be necessary to support filing MAAs and obtaining Marketing Approvals for the Product for the Field in the Territory, it shall promptly inform the DWG of such activities.  The Development Plan shall be reviewed by and, as necessary, updated by approval of the JSC at least annually.  By September 1 (or the first Business Day thereafter if such day is not a Business Day) of each Annual Period, the Parties through the DWG shall submit to the JSC proposed updates to the Development Plan for the JSC’s review and approval.  The JSC shall endeavor to approve an updated Development Plan covering the following Annual Period by no later than October 15 (or the first Business Day thereafter if such day is not a Business Day) of the prior Annual Period.

4.3Protocols and Clinical Studies.  The DWG has the right to determine and finalize the protocols for each clinical study to be conducted under the Development Plan, and the Party responsible for such study shall ensure that such studies are conducted in a manner that strictly adheres to such protocols, as such protocols may be modified by the DWG and subject to the terms of approvals of the applicable institutional review board and ethics committee; provided, however, that if the Party responsible for such studies determines that a modification to such protocols is reasonably necessary due to circumstances related to patient safety and that notice to the other Party and approval of such modification by the DWG cannot be accomplished in a reasonable timeframe without risk to patient safety, such Party may change such protocols without having to provide them beforehand to the other Party for its review and comment hereunder; however, such Party shall promptly provide such changes to the other Party along with the rationale for such change.

Confidential material omitted and filed separately with the Commission.

4.4Development Data, Regulatory Materials and Other Reporting Obligations.  Each Party shall, through the DWG and JSC, keep the other Party appropriately and routinely informed regarding progress with respect to the activities assigned to it under the Development Plan, including all the study results and conclusions generated therefrom, provide the other Party access to all data tables and listings generated from the performance of such activities, including clinical, non-clinical and CMC reports and Regulatory Materials, and permit a reasonable number of representatives (based on the circumstances) of the other Party to monitor such Development activities upon such other Party’s reasonable request and at reasonable times mutually agreed upon by the Parties to the extent such Party has the right to permit the other Party to so monitor.  Without limiting the generality of the foregoing, Collaborator shall also provide such reports of the progress of the Development activities it controls as the JSC may request from time to time.  Furthermore, Collaborator shall keep the JSC and MSB routinely informed of its activities conducted under Section 3.1 and any Collaborator Improvements created in connection therewith.

4.5Conduct.  Each Party shall use Commercially Reasonable Efforts to conduct those activities assigned to it under the Development Plan in a good scientific manner, in compliance Applicable Laws, cGxP and in accordance with the timelines therein; and unless the Parties otherwise agree all clinical Development activities with respect to the Product shall be set forth in the Development Plan.  Each Party agrees that it will not knowingly infringe, misappropriate or otherwise violate any Patents, Know-How or other intellectual property of any Third Party in the conduct of the activities assigned to it under the Development Plan.  The Party conducting activities under the Development Plan shall (a) keep records of such activities in compliance Applicable Laws and cGxP and (b) provide quarterly reports regarding the progress of activities; provided, that the JSC may, in its discretion, require more frequent reporting.

4.6Development Costs. Unless and until ****, all costs (both internal and external) of carrying out the activities under the Development Plan shall be the responsibility of and borne by Collaborator, unless otherwise set out in the Development Plan.

ARTICLE 5
COMMERCIALIZATION AND MEDICAL AFFAIRS

5.1General.  Subject to the terms and conditions of this Agreement and the oversight of the JSC, Collaborator shall have the exclusive right to Commercialize and conduct Medical Affairs Activities for Product for the Field in the Territory.  Collaborator shall be responsible for all Commercialization efforts and Medical Affairs Activities for Product for the Field in the Territory in accordance with the Commercialization Plan. Without limiting the foregoing, MSB will during the Term use Commercially Reasonable Efforts to support Collaborator, at Collaborator’s reasonable request and expense, to successfully Commercialize the Products as contemplated by this Agreement.

Confidential material omitted and filed separately with the Commission.

5.2Commercialization Plan.

5.2.1General.  At least twenty-four (24) months in advance of the projected launch of Product for the Field in the Territory, Collaborator (in consultation with MSB) shall propose and submit to the CWG for review and comment an initial draft plan for the Commercialization of and conduct of Medical Affairs Activities for Product for the Field in the Territory.  After review of such draft plan by the CWG, Collaborator shall finalize such plan, as appropriate, taking into consideration in good faith any comments of MSB (through the JSC) with respect thereto (each, as updated from time to time, a “Commercialization Plan”).  Subject to the review and feedback of the JSC, the Commercialization Plan shall be updated at least annually. The Commercialization Plan shall set forth in a level of detail consistent with practice in the biopharmaceutical industry (and in any event including at least the level of detail that Collaborator uses for its own internal planning purpose).  Without limiting the foregoing, the Commercialization Plan shall include activities and resources consistent with Collaborator’s obligations under Section 5.4 and will set forth certain objective Commercialization criteria, including call point identification, tier strategy, the number of sales personnel (including field sales, institutional sales, pharmacy sales and managed care sales representatives and medical scientific liaisons) to be established by the JSC with the intent to maximize the overall value of Product for the benefit of the Parties (each, a “Commercialization Criteria”).  The Commercialization Plan shall also include a eighteen (18) months sales forecast that represents Collaborator’s good faith estimate of Net Sales of Product for the Field in the Territory for the upcoming eighteen (18) months; provided if Collaborator has prepared such a forecast for a longer period, such longer forecast shall be included in the Commercialization Plan.  Collaborator shall provide each such Commercialization Plan and any material modification or addition thereto to the CWG for its review and comment.

5.2.2Achievement of Commercialization Criteria.  In the event that Collaborator fails to achieve any material Commercialization Criteria within the timeframes set forth the Commercialization Plan or it is reasonably expected that any material Commercialization Criteria for a particular Annual Period will not be met, MSB and Collaborator shall, through the JSC, discuss and agree on a reasonable plan to increase Collaborator’s efforts to Commercialize Product with the goal of achieving the Commercialization Criteria for such Annual Period.

5.3Pricing.  Collaborator shall establish pricing and reimbursement for Product consistent with general pharmaceutical industry practices in the Territory and the Commercialization Plan. To the extent allowable under Applicable Law, Collaborator shall keep the JSC reasonably informed and permit the JSC to review and comment on such pricing and reimbursement as described in Section 2.1.2(h) and Collaborator shall consider in good faith any such comments provided by MSB (through the JSC); provided, however, Collaborator shall have final decision-making authority with respect to pricing and reimbursement in accordance with this Agreement.

5.4Diligence Obligations. Collaborator agrees to use Commercially Reasonable Efforts (a) to launch each of MPC-150-IM and MPC-25-IC as soon as reasonably practicable in the Territory (but no later than the applicable date set out in the Commercialization Plan) after receiving Marketing Approval for the Field in the Territory and (b) to Commercialize and conduct Medical Affairs Activities for Product for the Field in the Territory in accordance with the Commercialization Plans and otherwise meet the market demand for Product and maximize the Net Sales therefrom.

Confidential material omitted and filed separately with the Commission.

5.5Trademarks.

5.5.1Product Marks.  Collaborator will be responsible for the selection (in consultation with MSB), registration, maintenance and defense of, and will solely own all right, title and interest in, all Trademarks (except the MSB Trademarks) for use in connection with the sale or marketing Product for the Field in the Territory (collectively, the “Product Marks”), as well as all expenses associated therewith.  Collaborator will have the right to implement a branding strategy for Product, as outlined in the Commercialization Plan using such Product Marks.

5.5.2MSB Mark.

(a)To the extent permitted by: (a) Applicable Law; (b) the Product’s registration strategy developed by Collaborator for the Territory (which will not unreasonably exclude the use of the MSB Mark); and (c) applicable registration requirements of the relevant Regulatory Authority(ies) in the Territory; at MSB’s election, the labels and packaging of Product hereunder shall include text identifying MSB or an Affiliate as the innovator of Product and a Trademark selected by MSB (the “MSB Mark”) to be placed in a size and location reasonably agreed to by the Parties consistent with the practice in the biopharmaceutical industry; provided that the MSB Mark: (i) is used in a consistent and noticeable manner sufficient to constitute trademark usage under Applicable Law, (ii) is clearly identified as a trademark (i.e., through the use of a “®”, “™” or other appropriate identifier), and (iii) is not used as combination marks with other marks or trademarks.  Collaborator shall obtain MSB’s review and approval prior to the first use of the MSB Mark in such labeling or packaging, such approval not to be unreasonably withheld, conditioned or delayed if the MSB Mark is used in a manner that is consistent with MSB’s usage guidelines for such MSB Mark attached hereto as Exhibit 5.5.2.

(b)In connection with the foregoing, MSB hereby grants to Collaborator a fully-paid license to use the MSB Mark for the Commercialization (including packaging, labeling, marketing, promotion, distribution and sale) of and conduct of Medical Affairs Activities for Product for the Field in the Territory in accordance with this Agreement, and Collaborator shall have the right to exercise such license through its Affiliates, provided that Collaborator shall be responsible for the failure by its Affiliates to comply with the terms of this Agreement including all relevant restrictions, limitations and obligations.  MSB shall own all right, title and interest in and to the MSB Mark and the registrations thereof and all goodwill from the use of the MSB Mark shall vest in and inure to the benefit of MSB.

5.6Reporting.  Without limiting any other provisions of this Agreement, Collaborator shall keep MSB reasonably informed through the JSC as to the progress of its activities with respect to the Commercialization of and conduct of Medical Affairs Activities for Product or otherwise under this Article 5 and provide such reports and information with respect thereto as designated by the JSC or as may be reasonably requested by the other Party.  In addition, Collaborator shall promptly notify MSB if it anticipates or there are material deviations from any then-current Commercialization Plan and shall discuss in good faith and keep MSB informed as to any corrective actions that it intends or is taking to address such deviations.

Confidential material omitted and filed separately with the Commission.

5.7Commercialization Costs.  Unless and until ****, all costs (both internal and external) of carrying out the activities under the Commercialization Plan shall be the responsibility of and borne by Collaborator unless otherwise set out in the Commercialization Plan.

ARTICLE 6
MANUFACTURE / SUPPLY

6.1General.  Unless the Parties otherwise agree, subject to the oversight of the JSC and MWG, Collaborator shall have the right and be responsible for the Manufacture of Product to support the Commercialization of Product for the Field in the Territory in accordance with the Manufacturing Plan, subject to MSB’s right to supply to Collaborator Proprietary Materials necessary to conduct all such Manufacture; provided, however, if Collaborator requests that MSB purchase any such Proprietary Material (or component thereof) from a Third Party specified by Collaborator for cost effectiveness, then provided that such Third Party can so supply such Proprietary Material or component to the necessary specification and quality, then MSB shall use Commercially Reasonable Efforts to obtain such Proprietary Material or component from such Third Party. Without limiting the foregoing, MSB shall authorize Collaborator to purchase the Proprietary Materials directly from its Third Party suppliers in the event that MSB fails to supply (whether as a result of change of control of MSB or otherwise) any quantities of such Proprietary Materials forecasted and ordered by Collaborator in accordance with Section 6.1.3.

6.1.1Manufacturing Technology Transfer.  **** after the Effective Date, the MWG shall have convened and developed a plan (the “Manufacturing Technology Transfer Plan”) for the reasonably prompt transfer by MSB to Collaborator (or if Collaborator requests to a Third Party (reasonably approved by MSB); provided that such Third Party enters into a confidentiality agreement with MSB at least as protective of MSB’s Confidential Information as the provisions of Section 10.1 and provides for use of such Confidential Information solely for the purpose of supplying Product to Collaborator and its Affiliates for the purposes of this Agreement) of Data, technical information, documents, and materials (including Proprietary Materials in accordance with Section 6.1.3 and information necessary for Collaborator to source or produce the Proprietary Materials if MSB fails to do so), in each case Controlled by MSB and necessary for or used by MSB in the Manufacture of Product, using MSB’s proprietary MPC manufacturing process in compliance with the applicable specifications, for Development and Commercialization. The Manufacturing Technology Transfer Plan must address the Collaborator’s reasonable technology transfer criteria and requirements as provided to the MWG.  The Manufacturing Technology Transfer Plan shall include, if requested by Collaborator, reasonable and customary on-site support by MSB at the Collaborator’s manufacturing facilities, for which Collaborator agrees to compensate MSB at the rate specified in the Product Memorandum (except no such compensation shall be due with respect to time spent by MSB employees during **** the implementation of the Manufacturing Technology Transfer Plan) and reimburse MSB’s documented and agreed travel and other out-of-pocket expenses incurred in performing providing such support **** therefor (which reimbursement shall be in addition to any payments under Section 4.6 and Article 8). MSB shall use Commercially Reasonable Efforts to cause that any Third Party engaged by MSB to assist in the implementation of the transfer contemplated by this Section 6.1.1, ****, fully cooperate and assist as required to give full effect to the Manufacturing Technology Transfer Plan.

Confidential material omitted and filed separately with the Commission.

6.1.2Manufacturing Plan.  Coincident with the development of the Manufacturing Technology Transfer Plan, the MWG shall develop and submit a draft plan for the Manufacture of Product to support the activities hereunder for the Field in the Territory (including establishing, validation and qualification of facilities and equipment used for such Manufacture and any customary auditing thereof) (the “Manufacturing Plan”) to the JSC for its review and comment/approval.  The Manufacturing Plan shall be reviewed by and, as necessary, updated by approval of the JSC at least annually.  By September 1 (or the first Business Day thereafter if such day is not a Business Day) of each Annual Period, the Parties through the MWG shall submit to the JSC proposed updates to the Manufacturing Plan for the JSC’s review and approval.  The JSC shall endeavor to approve an updated Manufacturing Plan covering the following Annual Period by no later than October 15 (or the first Business Day thereafter if such day is not a Business Day) of the prior Annual Period.

6.1.3Proprietary Materials.  MSB shall use Commercially Reasonable Efforts to supply all quantities of Proprietary Materials forecasted and ordered by Collaborator to Manufacture Product necessary to support the Development and Commercialization of Product for the Field in the Territory and Collaborator shall acquire all such quantities from MSB (or its designee). As part of the initial Manufacturing Plan, the MWG will establish forecasting procedures for Collaborator’s requirements of Proprietary Materials.  It is anticipated that such forecasting procedures will include both short-term and long-term forecasting requirements on a rolling Quarterly Period basis, and that such procedures will include lead times intended to be sufficient to enable MSB to fulfill its supply obligations with respect thereto.  In consideration of the supply of the Proprietary Materials, Collaborator shall reimburse **** therefor (which reimbursement shall be in addition to any payments under Section 4.6 and Article 8) **** incurred or accrued and allocable to the supply of such Proprietary Materials (****), including reasonable allocation of direct and indirect depreciation and overhead attributable such Proprietary Materials (which for clarity would exclude costs attributable to idle capacity or incurred as a result of the gross negligence or willful misconduct), all as calculated in accordance with Accounting Standards. The price of the Proprietary Materials as of the Signature Date is set forth in the Product Memorandum and MSB will at all times use Commercially Reasonable Efforts to minimize any increase in any of the internal and Third Party costs and expenses incurred or accrued and allocable to the supply of such Proprietary Materials. Further, at the request of Collaborator, the Parties shall negotiate and execute a mutually acceptable quality agreement, which allocates roles and responsibilities to each Party with respect to quality assurance and regulatory compliance with respect to the supply of the Proprietary Materials.

6.2Manufacture for Ex-Territory.  For clarity, nothing in this Agreement shall prevent MSB from Manufacturing Product and components thereof in the Territory for the purpose of Developing and Commercializing Product outside the Territory, and MSB shall ensure that no such Product or components thereof are used for the purpose of Commercializing Product inside the Territory.  For further clarity, MSB shall use Commercially Reasonable Efforts to ensure that such supply does not interfere with the supply of Product for Development, Commercialization and use in the Territory in accordance with this Agreement.  On commercial terms to be agreed, the Parties may agree that Collaborator, on behalf of MSB, shall Manufacture Product and components thereof in the

Confidential material omitted and filed separately with the Commission.

Territory for the purpose of MSB Developing and Commercializing Product outside the Territory, provided that the Parties acknowledge that the Collaborator shall prioritize the Development, Commercialization and use in the Territory in accordance with this Agreement; provided (a) neither Party shall have liability of any kind for any failure to agree on such commercial terms and (b) such obligation shall be subject to any existing obligations of MSB to Third Parties.

6.3Manufacturing Costs.  Unless and until ****, all costs (both internal and external) of carrying out the activities under the Manufacturing Plan shall be the responsibility of and borne by Collaborator unless otherwise set out in the Manufacturing Plan.

ARTICLE 7
REGULATORY AND RELATED MATTERS

7.1Regulatory Matters.

7.1.1Responsibility for Regulatory Filings.  Except as otherwise expressly provided otherwise, each Party shall be responsible, at its expense, for filing, obtaining and maintaining Regulatory Approvals for those activities assigned to such Party hereunder in connection with the Development, Manufacture and Commercialization of and conduct of Medical Education Activities for Product for the Field in the Territory.  The Parties acknowledge that unless the JSC designates otherwise, Collaborator shall have the right and responsibility for preparing, filing and defending MAAs for Product for the Field in the Territory, provided that MSB shall provide reasonable support to Collaborator with respect to such filings.  All activities under this Section 7.1.1 shall be done subject to the oversight and in full consultation with the JSC and the DWG provided that the Collaborator will have the ultimate decision making right at the JSC on what registration strategy and route will be applied to the Product in the Territory.  Without limiting the foregoing, prior to the filing any MAA for Product for the Field in the Territory, Collaborator shall provide a copy thereof to MSB for its review and comment (including any associated proposed labeling).

7.1.2Right of Reference.  Collaborator hereby grants MSB (and its designees) a right of reference and full use and access to Regulatory Materials of Collaborator and its Affiliates with respect to Product for purposes of obtaining and maintaining Regulatory Approvals for Product outside the Territory and (subject to Section 3.5) for allogenic cell products outside of the Field.  Collaborator shall, at MSB’s request and expense, take actions reasonably necessary to effect such grant of right of reference and use to MSB, including by making such filings as may be required with Regulatory Authorities in the Territory that may be necessary to record such grant.

7.2Regulatory Cooperation.  Subject to the oversight of the JSC and the DWG, Collaborator shall be responsible for liaising with and managing all interactions with applicable Regulatory Authorities with respect to Product for the Field in the Territory and MSB shall be entitled to participate in such interactions as provided in this Section 7.2.

Confidential material omitted and filed separately with the Commission.

7.2.1Involvement of MSB.  To the extent relating to the Product for the Field in the Territory, Collaborator shall provide MSB with:

(a)reasonable advance notice (and in no event less than twenty (20) Business Days’ advance notice whenever feasible) of substantive meetings with any Regulatory Authority within the Territory that are either scheduled with, or initiated by or on behalf of, Collaborator or its Affiliates, and an opportunity to have a reasonable number (but at least two (2)) representatives participate in all substantive meetings with any Regulatory Authority, and in any case shall keep MSB informed as to all material interactions with Regulatory Authorities; and

(b)a copy of any material documents, information and correspondence submitted to any Regulatory Authority as soon as reasonably practicable.

7.2.2JSC Approval.  The JSC shall approve the overall strategy and positioning of all material Regulatory Materials (including product labeling) prior to their submission or filing, based upon reasonably detailed reports and summaries of such submissions and filings presented to the JSC by Collaborator.  In connection with such review, Collaborator shall promptly provide to the DWG such additional information regarding a proposed filing as MSB may reasonably request.

7.2.3Other Regulatory Matters.  Each Party will promptly provide the other Party with copies of all material documents, information and correspondence received from any Regulatory Authority (including a written summary of any material communications in which such other Party did not participate) and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority relating to Product for the Field in the Territory.

7.3Exchange of Data.  During the Term, each Party shall provide to the other Party all such Party’s Data (i.e., in case of MSB, Data comprising Product Know-How, and in the case of Collaborator, Data comprising Collaborator Know-How) in each case with respect to Product that has not previously been provided hereunder, in each case promptly upon request by the other Party and necessary or useful for the other Party to conduct its activities under this Agreement.  The Party providing such Party’s Data shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies as reasonably requested and an opportunity for the other Party or its designee to inspect (and copy) all other materials comprising such Data (including for example, original patient report forms and other original source data, to the extent access is allowed under Applicable Law).  The Parties, through the DWG, will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of such Data.

7.4Inspection Right.

7.4.1Inspection by a Party.  Each Party shall permit an independent (i.e., having no prior or existing relationship with either Party) Third Party quality/GMP consultant reasonably acceptable to the first Party (and subject to that independent Third Party entering into a confidentiality arrangement in favor of the inspected Party no less onerous than those set out in this

Confidential material omitted and filed separately with the Commission.

Agreement), to enter the relevant facilities of the first Party and its Affiliates during normal business hours and upon reasonable advance notice to inspect and verify compliance with applicable regulatory and other requirements as well as with this Agreement, with respect to matters relating to the Product for the Field in the Territory, all Data to be provided to the other Party pursuant to Section 7.3 and the activities with respect to the Development, Manufacture or Commercialization of or conduct of Medical Affairs Activities for the Product for the Field in the Territory.  The inspected Party shall give such Third Party quality consultant all necessary and reasonable assistance for a full and correct conduct of the inspection.  Such inspection shall not relieve the inspected Party of any of its obligations under this Agreement.

7.4.2Third Parties.  Each Party shall use Commercially Reasonable Efforts to secure for the other Party the rights set forth in Section 7.4.1 from Third Parties acting on its behalf, including study sites and other contractors with respect to the Product for the Field in the Territory.  In the event a Party is unable to secure such inspection rights from any such Third Party, the Party agrees to secure such rights for itself and, if requested by the other Party, shall exercise such rights, at its own expense, for the other Party and fully report the results thereof to such other Party.

7.5Reporting; Adverse Drug Reactions.

7.5.1Safety Data Exchange Agreement.  Prior to initiating any human clinical study hereunder, the Parties shall enter into a safety data exchange agreement (the “SDE Agreement”) on reasonable and customary terms, including:  (a) providing detail regarding the maintenance of core safety information and the exchange of safety data relating to Product (including ADR reporting) on a worldwide basis and providing that MSB will be responsible for establishing and maintaining the world-wide safety database and each Party will have access to and the right to use the data therein; (b) providing for the active, systematic, scientifically valid collection, analysis, and interpretation of data or other information about the Product including safety signal analysis and other post-marketing surveillance activities, and (c) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis.

7.5.2Adverse Event Reporting.  Each Party will be responsible for interacting with users of Product for which Commercialization activities are conducted by or under its authority and promptly reporting all customer complaints and ADRs to the other Party and in all events sufficient in time to allow the other Party to meet its reporting requirements to any Regulatory Authority, and as more particularly set out in the SDE Agreement.  Each Party shall be responsible for the timely reporting of all ADRs, complaints and safety data relating to Product for the Field in the Territory to applicable Regulatory Authorities in accordance with Applicable Law arising from activities of such Party hereunder, and as more particularly set out in the SDE Agreement.

Confidential material omitted and filed separately with the Commission.

ARTICLE 8
PAYMENTS

8.1Fees and Royalty.

8.1.1Upfront Fee.  **** after the Effective Date, Collaborator shall pay MSB the Upfront Fee set forth in the Product Memorandum.

8.1.2Milestones.  Collaborator shall pay to MSB the amounts set forth in the tables in the Product Memorandum (each, a “Milestone Payment”) upon the achievement of the corresponding milestone event for Product (each, a “Milestone Event”).The Milestone Payments set forth in this Section 8.1 shall each be due and payable to MSB **** the achievement of the corresponding Milestone Event set forth in the tables in the Product Memorandum.  Collaborator agrees to promptly notify MSB of its achievement of each Milestone Event.

8.1.3Royalty.  Beginning on the first commercial sale of Product and thereafter on a Product-by-Product basis until the earlier of (a) **** and (b) **** (with respect to such Product, the “Royalty Term”), provided that the Royalty Term for each Product shall not be less than through the end of the **** Annual Period following the first commercial sale of such Product for the Field in the Territory and shall not be extend beyond the end of the **** Annual Period following the first commercial sale of the Product in the Field in the Territory, Collaborator shall pay to MSB that percentage of Annual Net Sales set forth in the table in the Product Memorandum (the “Royalty”). **** after the end of any Quarterly Period for which Royalty is owed, Collaborator shall provide MSB with a good faith estimate of the Royalty owed for such Quarterly Period.  **** after the end of each Quarterly Period for which Royalty is owed, Collaborator shall deliver to MSB a report setting out in detail the information necessary to calculate the Royalty due, including the following information: (i) units of each of MPC-150-IM and MPC-25-IC sold during the relevant Quarterly Period; (ii) gross amounts invoiced upon sales of each of MPC-150-IM and MPC-25-IC during the relevant Quarterly Period; (iii) all relevant deductions or credits with respect such gross amounts invoiced used to calculate Net Sales of each of MPC-150-IM and MPC-25-IC during the relevant Quarterly Period; (iv) all relevant exchange rate conversions in accordance with Section 8.6; and (v) the Royalty due to MSB with respect to such Net Sales.

8.2Payment Method.  All payments due under this Agreement to MSB shall be made by bank wire transfer in immediately available funds to one or more accounts designated by MSB and shall be non-refundable and non-creditable.  All payments hereunder shall be made in Dollars.  Except as otherwise provided herein, all payments due to MSB under this Agreement shall be due and payable **** invoice from MSB.

Confidential material omitted and filed separately with the Commission.

8.3Taxes.

8.3.1The Parties agree that for income tax purposes in any jurisdiction they will treat the transaction under this Agreement, unless otherwise required by Applicable Law, as a collaboration agreement that does not constitute a partnership or a joint venture, and agree to not take (or cause any Person to take), any position on any Tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Law and except upon a final determination of the applicable Taxing Authority.

8.3.2Except as otherwise provided herein, any and all payments by or on account of any obligation of either Party under this Agreement shall be made without deduction or withholding for any Taxes; and accordingly, the paying Party shall be responsible for any such withholding Taxes.

8.3.3Any Assignee shall indemnify the Non-Assigning Party, **** after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 8.3) payable or paid by such Non-Assigning Party or required to be withheld or deducted from a payment to such Non-Assigning Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Notwithstanding anything to the contrary in this Agreement, if a Party (the “Taxed Party”) obtains a credit from any Tax Authority for any portion of any Indemnified Tax paid by the other Party, then the Taxed Party shall promptly reimburse the other Party the amount of such credit, and the Taxed Party shall use Commercially Reasonable Efforts to obtain available credits with respect to any such Indemnified Taxes.

8.3.4All transfer, documentary, sales, use, excise, customs, charges, duties, ad valorem, value added, stamp, registration, recording, property and other such similar Taxes (other than, for the avoidance of doubt, Taxes assessed against income), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) lawfully assessed or charged in connection with any of the transactions contemplated under this Agreement (collectively, “Transfer Taxes”) shall be paid and borne by the paying Party when due, and the Party responsible under such Applicable Law for paying such Transfer Taxes shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes, and, if required by Applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax returns and other documentation.

8.4Inspection of Records.

8.4.1Collaborator shall, and shall cause its Affiliates to, keep full and accurate books and records setting forth (a) gross amounts invoiced of Product, Net Sales of Product, itemized deductions from gross amounts invoiced taken to calculate Net Sales and (b) other particulars necessary to calculate amounts payable to MSB under this Article 8.  Collaborator shall permit MSB, by independent qualified public accountants engaged by MSB and reasonably acceptable to Collaborator (provided that the firms described on Exhibit 8.4.1 shall be deemed

Confidential material omitted and filed separately with the Commission.

acceptable), to examine such books and records at any reasonable time on reasonable prior notice, but not later than three (3) years following the rendering of any corresponding reports, accountings and payments pursuant to this Article 8.  The foregoing right of review may be exercised only once during each Annual Period, unless there is a reasonable basis for exercise of such right of review more frequently.  Such accountants may be required by Collaborator to enter into a reasonably acceptable confidentiality agreement.

8.4.2If, as a result of any such examination, MSB reasonably concludes that Collaborator has underreported the Royalty or other amounts payable hereunder to MSB under this Article 8, MSB shall inform Collaborator of its disagreement with the calculation of Royalty or other amounts payable to MSB in a written notice setting forth MSB’s calculation of Royalty or other amounts payable to MSB in reasonable detail.  If the Collaborator does not dispute the calculations set forth in MSB’s notice within thirty (30) days after of receipt of such notice from MSB, the calculations in MSB’s notice shall be deemed the final Royalty or other amounts payable to MSB hereunder for such period.

8.4.3In the event Collaborator disputes MSB’s calculation of Royalty or other amounts payable to MSB as set forth in such notice, Collaborator shall within thirty (30) days after receipt of such notice from MSB, provide written notice to MSB of its disagreement with MSB’s notice and the Parties will attempt thereafter to resolve such dispute amicably.  If after thirty (30) days the Parties are unable to resolve such dispute, the Parties agree to submit the dispute for resolution to an independent Third Party accounting firm jointly selected by the Parties and the decision of such independent accounting firm as to as to the amount of Royalty or other amount for such audited period shall be final (absent clear error).

8.4.4MSB shall bear the cost of any such examination and review (including the fees of the independent accounting firm jointly selected by the Parties); provided that if the inspection and audit shows an underpayment of more than the lesser **** of the amount due for the applicable period and two hundred fifty thousand dollars ($250,000), then Collaborator shall promptly reimburse MSB for all costs incurred in connection with such examination and review.  Collaborator shall promptly pay to MSB the amount of any underpayment revealed by an examination and review.  Any overpayment by Collaborator revealed by an examination and review shall be fully-creditable against future payment owed by Collaborator to MSB under this Article 8.

8.5Late Payment.  Any payments or portions thereof due hereunder which are not paid when due shall bear interest equal to the lesser of (a) the rate equal to **** U.S. dollar secured overnight financing rate (SOFR) effective for the date that payment was due, as published by The Wall Street Journal on its website at www.wsj.com on the date such payment was due, ****, or (b) the maximum rate permitted by Applicable Law, calculated on the number of days such payment is delinquent.  This Section 8.5 shall in no way limit any other remedies available to MSB.

Confidential material omitted and filed separately with the Commission.

8.6Currency Conversion.  If any currency conversion shall be required in connection with the calculation of amounts payable hereunder, such conversion shall be made using the same exchange rates used by Collaborator for its own financial reporting purposes, or if none is used, then the average of the buying and selling rates on the last Business Day of the Quarterly Period to which the amount applies as published by The Wall Street Journal on its website at www.wsj.com.

8.7Acknowledgement.  The Parties acknowledge that the economic terms and conditions set forth herein were negotiated and agreed to and represent a fair and equitable allocation of the value from Product for the Field in the Territory.  The Parties further acknowledge that there is considerable value in the Product Technology (including the Product Know-How) that is consistent with the economic terms and conditions herein.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1Ownership of Inventions.  As between the Parties, all right, title and interest to inventions and other subject matter made (a) solely by or on behalf of MSB in the course conducting activities under this Agreement (“MSB Sole Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “MSB Sole Patents”) shall be solely owned by MSB, (b) solely by or on behalf of Collaborator in the course conducting activities under this Agreement (“Collaborator Sole Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “Collaborator Sole Patents”) shall be solely owned by Collaborator, and (c) made jointly by or on behalf of each Party in the course conducting activities under this Agreement (“Joint Inventions”) and all intellectual property rights therein (including Patents claiming the same, the “Joint Patents”) shall be jointly owned by Collaborator and MSB.  In addition, as between the Parties, all MSB Improvements developed by either party, or jointly and all intellectual property rights therein (and Patents claiming the same “MSB Improvement Patents”) shall be solely owned by MSB.  During the Term, (a) MSB Improvements that are necessary or useful for the Development or Commercialization of Product, (b) MSB Sole Inventions and (c) MSB’s interest in Joint Inventions shall be included in the Product Technology and subject to the rights granted to Collaborator under Section 3.1.  For the avoidance of doubt, (a) MSB reserves the right to use, practice or otherwise exploit any and all MSB Improvements, MSB Sole Inventions and Joint Inventions subject to the rights granted under Section 3.1 and (b) Collaborator reserves the right to use, practice or otherwise exploit any and all Collaborator Sole Inventions and Joint Inventions subject to rights that may be granted to MSB under Section 3.2.Subject to the rights granted under this Agreement, it is understood that neither Party shall have any obligation to account to the other Party for profits, or to obtain any approval of the other Party to license, assign or otherwise exploit Joint Inventions or the intellectual property therein (including Joint Patents), and each Party hereby waives any right it may have under the Applicable Law of any jurisdiction to require any such approval or accounting.

Confidential material omitted and filed separately with the Commission.

9.2Patent Prosecution.

9.2.1Prosecution by MSB.  Subject to Section 9.2.2, MSB (or its designee) shall control the Prosecution and Maintenance of Product Patents (including Joint Patents).

9.2.2Back-Up Rights for Collaborator. In the event MSB determines to abandon any Product-Specific Patent or Joint Patent in any jurisdiction in the Territory (without initiation of the Prosecution and Maintenance of a substation therefor), MSB shall provide Collaborator with prompt written notice (in at least sixty (60) days prior to the date such abandonment would become effective), in which event Collaborator shall have the right, at its option, to assume control of the Prosecution and Maintenance of such Patent at its own expense in MSB’s name in such jurisdiction.  In the event MSB determines to abandon any Non-Product-Specific Patent in any jurisdiction in the Territory (without initiation of the Prosecution and Maintenance of a substation therefor), (a) MSB shall provide Collaborator with at least sixty (60) days’ notice prior to the date such abandonment would become effective, (b) within fifteen (15) days after such notice, by written notice to MSB Collaborator shall have the right to require MSB to continue Prosecuting and Maintaining such Patent or permit Collaborator to assume control of the Prosecution and Maintenance of such Patent at its own expense in MSB’s name and (c) within fifteen (15) days after MSB’s receipt of such notice, MSB shall provide notice to Collaborator if MSB elects to continue to Prosecute and Maintain such Patent and if no such notice is provided by MSB, Collaborator shall have the right, at its option, to assume control of the Prosecution and Maintenance of such Patent at its own expense in MSB’s name in such jurisdiction.

9.2.3Cooperation.  With respect to any Product Patent (including Joint Patents), the Party controlling the Prosecution and Maintenance shall (a) keep the other Party reasonably informed on such activities (including notifying the other Party of all material developments with respect to such activities in the Territory in a timely manner and providing the other Party copies of all material documents received and filed in connection with the Prosecution and Maintenance of such Product Patent), and (b) provide the other Party an opportunity to review and comment on material submissions and correspondence with any patent office and shall: (i) with respect to Non-Product-Specific Patents, in good faith, take into consideration the other Party’s input with respect thereto; and (ii) with respect to Product-Specific Patents, incorporate such comments unless it has a reasonable basis not to do so, which basis is communicated to and discussed in good faith with  the other Party.

9.2.4Product-Specific Claims.  MSB shall consider in good faith any reasonable request by Collaborator to separate Product-Specific Claims into a Product-Specific Patent, by filing appropriate divisional(s) or otherwise, to the extent it would not interfere with any other claims in or otherwise be detrimental to any Patent in which MSB has an interest.

9.2.5Patent Costs.  The Prosecution and Maintenance of Product Patents by MSB (or its designee) shall be at MSB’s expense, except that Collaborator shall be responsible for reimbursing MSB **** of the Third Party costs and expenses incurred by MSB or its Affiliate for

Confidential material omitted and filed separately with the Commission.

the Prosecution and Maintenance of Joint Patents within thirty (30) days after receipt of an invoice from MSB therefor.  If Collaborator provides MSB with sixty-(60) days written notice specifying that it no longer desires to bear such costs and expenses with respect to a particular Joint Patent, then sixty (60) days after MSB’s receipt of such notice, Collaborator shall not be responsible for any further costs or expenses under this Section 9.2.5 related to any such Joint Patent; provided however that Collaborator shall be responsible for any costs and expenses incurred up to and as of the date that is sixty (60) days after MSB receives such notice, and all right, title and interest in and to such Joint Patent (together with any Patents issuing thereon or therefrom) shall be and is hereby assigned, without further consideration, to MSB (subject to the rights granted under Section 3.1).

9.3Defense of Third Party Infringement Claims.  If Product becomes the subject of a Third Party’s claim or assertion of infringement of a Patent with respect to the manufacture, use, sale, offer for sale or importation of Product for the Field in the Territory, the Party first having notice of the claim or assertion shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.  Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names it as a defendant (the “Defending Party”).  Neither Party shall enter into any settlement of any claim described in this Section 9.3 that adversely affects the other Party’s rights or interests without such other Party’s written consent, which consent shall not be unreasonably conditioned, withheld or delayed.  In any event, the other Party shall reasonably assist the Defending Party and cooperate in any such litigation at the Defending Party’s request and expense.

9.4Enforcement.

9.4.1Notice.  Subject to the provisions of this Section 9.4, in the event that either Party reasonably believes that any Product Patent is being infringed by a Third Party for the Field in the Territory or is subject to a declaratory judgment action arising from such infringement, such Party shall promptly notify the other Party.  In addition, each Party shall promptly notify the other Party in the event it receives any written claim contesting the validity, ownership or enforceability (as applicable) of any of the Product Technology.

9.4.2By Collaborator for the Field. As between the Parties, Collaborator shall have the initial right (but not the obligation) to initiate and control at its expense any enforcement action with respect to any infringement of any Product-Specific Patent in the Territory, to defend any declaratory judgment action with respect to any Product-Specific Patent in the Territory, and to defend any claim contesting the validity, ownership or enforceability (as applicable) of any Product-Specific Patent in the Territory (each, an “Enforcement Action”) provided that (a) such right to initiate or defend an Enforcement Action with respect to Non-Product-Specific Patents is subject to MSB’s approval, not to be unreasonably withheld and (b) MSB, at its option, shall have the right, within sixty (60) days after commencement of a declaratory judgment action with respect to a Product-Specific Patent, to intervene and participate in the defense of the action at its own expense.  In the event that Collaborator or its designee fails to commence an Enforcement Action with respect to any infringement of any Product Patent within ninety (90) days (or such shorter period necessary to

Confidential material omitted and filed separately with the Commission.

initiate and maintain full rights of enforcement under such action) of a request by MSB to do so, MSB or its designee may commence an Enforcement Action with respect to such infringement at its own expense.  With respect to any Enforcement Action controlled by Collaborator under this Section 9.4.2, MSB agrees to join such Enforcement Action as a party, or to permit Collaborator to add MSB as a party, upon Collaborator’s request, in the event and to the extent Collaborator reasonably believes such joinder is necessary to fully enforce rights under, and obtain remedies in respect of, any Product Patent.

9.4.3Other Enforcement Actions.  As between the Parties, MSB or its designee shall have the sole right (but not the obligation) to initiate and control at its expense any enforcement action with respect to infringement of any Non-Product-Specific Patent in the Territory, to defend any declaratory judgment action with respect to any Non-Product-Specific Patent, and to defend any claim contesting the validity, ownership or enforceability (as applicable) of any Product Technology other than Product-Specific Patents in the Territory.  In the event that (a) MSB or its designee fails to commence an enforcement action or defense pursuant to this Section 9.4.3 with respect to any such matters for the Field in the Territory (which actions or defense shall also be considered an Enforcement Action) within ninety (90) days of its receipt of Collaborator’s written request for initiation of such an action (or within such shorter period as may be necessary to initiate and maintain full enforcement rights under such an action), (b) there is a reasonable likelihood of success on the merits for such an action or defense; provided that in the event the Parties do not agree on whether there is a reasonable likelihood of success on the merits, such matter shall be referred to an independent patent attorney(s) mutually agreed by the Parties (which attorney shall have at least twenty five (25) years of biopharmaceutical patent litigation experience in the Territory) for resolution, (c) MSB is not enforcing any other Product Patent against such Third Party infringer in respect of infringement of such Product Patent in the Territory and for the Field, and (d) there is not a Product-Specific Patent that Collaborator could enforce against such Third Party infringer; then after consulting with MSB regarding Collaborator’s reasons for believing that failure to commence or defend such action may have a material adverse impact on any of the Collaborator Rights or the Collaborator’s exercise or enjoyment thereof and considering in good faith any concerns that MSB may have regarding commencement or defense of such action, Collaborator or its designee may commence an enforcement action or defense with respect to such infringement for the Field or defense of such Non-Product-Specific Patent, and shall have the sole right to control any such action at its own expense; provided that MSB, at its option, shall have the right at any time to participate in such action at its own expense. MSB agrees to join any such enforcement action as a party, or to permit Collaborator to add MSB as a party, upon Collaborator’s request, in the event and to the extent Collaborator reasonably believes such joinder is necessary to fully enforce rights under, and obtain remedies in respect of, such infringement.

9.4.4Cooperation. The Party commencing, controlling or defending any Enforcement Action under this Section 9.4 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such Enforcement Action, and such other Party shall have the right to participate with counsel of its own choice at its own expense.  In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and

Confidential material omitted and filed separately with the Commission.

materials, at the Enforcing Party’s request and expense.  The Enforcing Party shall also have the right to control settlement of such Enforcement Action; provided, however, no settlement shall be entered into without the consent of the other Party if such settlement would materially and adversely affect the interests of the other Party.  The Enforcing Party shall carefully and duly consider any comments the other Party provides regarding such Enforcement Action.

9.4.5Recoveries.  Any recovery received as a result of any Enforcement Action to enforce any Product Patent pursuant to this Section 9.4 shall be used first to reimburse each Party for the costs and expenses (including court, attorneys’ and professional fees) incurred in connection with such Enforcement Action, and the remainder of the recovery shall be shared as set forth in the Product Memorandum.

9.4.6Entity.  In this Section 9.4, a reference to MSB shall mean (a) Mesoblast Inc. to the extent the relevant Patent is owned or Controlled by Mesoblast Inc., and (b) Mesoblast Sàrl to the extent the relevant Patent is owned or Controlled by Mesoblast Sàrl.

9.5Regulatory Exclusivity.  In the event that either Party reasonably believes that exclusivity rights under any Marketing Approval for any Product for the Field in the Territory are being violated (whether by making, using, offering, for sale or selling any biosimilar equivalent of Product, or otherwise) by a Third Party, such Party shall promptly notify the other Party.  For clarity, as holder of the Marketing Approval for a Product, Collaborator shall have the first right to bring any action to enforce such exclusivity rights arising from a Marketing Approval for any Product for the Field in the Territory.

9.6Patent Marking.  Collaborator shall mark (or cause to be marked) Product Commercialized hereunder, in those countries in which such notices impact recoveries of damages or remedies available with respect to infringements of Patents, with appropriate Product Patent numbers or indicia consistent with Applicable Law.

ARTICLE 10
CONFIDENTIALITY

10.1Confidentiality; Exceptions.  Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential or proprietary information or materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not be deemed to include information or materials to the extent that it can be established by written documentation by the receiving Party that such information or material:

10.1.1was already known to or possessed by the receiving Party without any obligation of confidentiality, at the time of its disclosure to the receiving Party hereunder;

Confidential material omitted and filed separately with the Commission.

10.1.2was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party hereunder;

10.1.3became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party in breach of this Agreement;

10.1.4was independently developed by the receiving Party without use of or reference to the other Party’s Confidential Information as demonstrated by documented evidence prepared by the receiving Party contemporaneously with such independent development; or

10.1.5was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party not known by the receiving Party to have an obligation to the disclosing Party not to disclose such information to others.

10.2Authorized Use and Disclosure.  Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following situations:

10.2.1Prosecuting and Maintaining Patents in accordance with Section 9.2;

10.2.2complying with the requirement of Regulatory Authorities with respect to filing for, obtaining and maintaining Regulatory Approvals for Product in accordance with this Agreement (including conducting Development of Product);

10.2.3prosecuting or defending litigation as contemplated by, or arising out of, this Agreement;

10.2.4complying with Applicable Laws and regulations promulgated by security exchanges, court order or administrative subpoenas or orders or otherwise submitting information to Tax Authorities and other governmental authorities; provided that the receiving Party has provided prior notice of such disclosure to the disclosing Party (unless prohibited by Applicable Law) and afforded the disclosing Party the opportunity to resist or obtain protections in respect of such disclosure;

10.2.5disclosure to its or its Affiliates’ employees, consultants, advisors (including financial advisors, lawyers and accountants) and others on a need to know basis, for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement, provided that in each case the recipient of such Confidential Information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this Article 10 prior to any such disclosure; and

10.2.6disclosure to existing and potential merger partners, investors, acquirers or licensees, including their respective consultants and professional advisors (including financial advisors, lawyers and accounts), solely on a need-to-know basis in order to evaluate an actual or

Confidential material omitted and filed separately with the Commission.

potential investment, acquisition or business transactions; and provided that in connection with such disclosure, the disclosing Party shall inform each disclosee of the confidential nature of such information and cause each disclosee to treat such information as confidential consistent with the nature of the Confidential Information so disclosed.

10.3Prior Agreements.  This Agreement supersedes (a) the Confidentiality Agreement between Mesoblast Limited and Collaborator dated April 26, 2016 (as extended by such Persons) and (b) that certain term sheet between Mesoblast Limited and Collaborator dated May 4, 2018 (the “Prior Confidentiality Agreement”) with respect to Part 4 thereof (together with the Prior Confidentiality Agreement, the “Prior Understandings”). The Prior Confidentiality Agreement shall continue in full force and effect during the period between the Signature Date and the Effective Date.  All such information or materials disclosed or provided by MSB or its Affiliates to Collaborator or its Affiliates (or their representatives) under the Prior Understandings shall be deemed Confidential Information of MSB (subject to the exceptions set forth herein) and shall be subject to Collaborator’s confidentiality obligations under this Article 10.  All such information disclosed by Collaborator or its Affiliates to MSB or its Affiliates (or their representatives) under the Prior Understandings shall be deemed Confidential Information of Collaborator (subject to the exceptions set forth herein) and shall be subject to MSB’s confidentiality obligations under this Article 10.

10.4Scientific Publications.  Each Party shall submit to the other Party any proposed publication or public disclosure containing clinical or scientific results relating to Product for the Field in the Territory at least thirty (30) days in advance (subject to a Party’s right to make disclosures described in Section 10.2.4) to allow that Party to review such proposed publication or disclosure.  The reviewing Party shall notify the requesting Party in writing during such thirty (30)-day reviewing period if the reviewing Party wishes to (a) remove its Confidential Information from such proposed publication or presentation, in which event the reviewing Party shall remove such Confidential Information from its proposed publication or presentation; or (b) request a reasonable delay in publication or presentation in order to protect patentable information, in which event the requesting Party shall delay the publication or presentation for a period of no more than ninety (90) days to enable patent applications to be filed in accordance with Section 9.2 protecting inventions disclosed in such publication or presentation.  For clarity, if the reviewing Party fails to notify the requesting Party during the thirty (30)-day reviewing period as provided under this Section 10.4, the requesting Party shall be free to proceed with the proposed publication or presentation.

10.5Publicity.

10.5.1Confidential Terms.  Each Party agrees not to disclose to any Third Party the terms and conditions of this Agreement without the prior approval of the other Party, except to consultants, advisors, and existing and potential merger partners, investors, acquirers or licensees, (including their respective consultants, financial advisors, lawyers and accountants) and others on a need to know basis, in each case under circumstances that reasonably protect the confidentiality thereof, to the extent necessary to comply with the terms of agreements with Third Parties, or to the

Confidential material omitted and filed separately with the Commission.

extent required by Applicable Law, including securities laws.  Notwithstanding the foregoing, the Parties have agreed upon a joint press release to announce the execution of this Agreement, which is attached hereto as Exhibit 10.5.1; thereafter, MSB and Collaborator may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

10.5.2Publicity Review.  The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding Product for the Field in the Territory and other activities in connection with this Agreement, beyond what may be strictly required by Applicable Law and the rules of recognized stock exchanges, and each Party may make such disclosures from time to time consistent with such Party’s own disclosure practices.  Such disclosures may include achievement of significant events in the Development (including regulatory process and occurrence of Marketing Approval for Product for the Field in the Territory) or Commercialization of Product for the Field in the Territory hereunder; provided, that, in the event that such disclosure is not strictly required by Applicable Law or the rules of recognized stock exchanges with respect to a Party, the other Party shall have the right to prohibit such disclosure if the other Party reasonably determines that such disclosure would be detrimental to such other Party by notifying the Party proposing such disclosure, which notice shall include the basis for the expected detriment.  Unless otherwise requested by MSB, Collaborator shall indicate that MSB is the owner and innovator of Product and the Product Technology in each public disclosure issued by Collaborator regarding Product.  When a Party elects to make any such public disclosure under this Section 10.5.2, it will give the other Party at least 48 hours advanced written notice to review and comment on such statement.  The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of applicable Regulatory Authorities and the need to keep investors and others informed regarding the requesting Party’s business, including as required by the rules of recognized stock exchanges.

10.6Common Interest.  The Parties acknowledge that as a result of their activities under this Agreement they may desire to share information or materials for which attorney-client privilege or similar privileges or doctrines may apply, including pursuant to Article 9, and in such case at the request of either Party, the Parties shall agree on and enter into a “common interest agreement” on standard and customary terms and conditions wherein the Parties will document such common interest and the appropriate protections for such information and materials.

10.7Nonsolicitation.  Each Party (for purposes of this Section 10.7, a “Soliciting Party”) agrees that, during the Term, such Soliciting Party will not solicit for employment or consultancy, employ or engage as a consultant or solicit the termination of employment or consultancy with the other Party (a “Solicitation Action”), any individual that at the time of such Solicitation Action (a) is an officer or employee of the other Party or a consultant that is devoting a majority of such individual’s time to the business of the other Party and (b) is or was actively involved in the other Party’s performance of its obligations hereunder; provided, however, that the foregoing shall not prohibit (i) any advertisement or general solicitation (or hiring or engagement as an employee or consultant as a result thereof) for employment or consultancy not specifically directed at any such individual; (ii) the hiring or engagement as an employee or consultant of any such individual who

Confidential material omitted and filed separately with the Commission.

initiates employment or consultancy discussions with such Soliciting Party, provided that such initial discussions are not encouraged or solicited by such Soliciting Party; or (iii) any Solicitation Action with respect to any individual following the cessation of such individual’s employment with (or service as a consultant that is devoting a majority of such person’s time to the business of) the other Party without any solicitation or encouragement by such Soliciting Party.

ARTICLE 11
REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

11.1Collaborator Representations and Warranties.  Collaborator represents and warrants to MSB that as of the Signature Date:

11.1.1it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.1.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

11.1.3this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law, , except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (b) general principles of equity;

11.1.4it has not granted, and shall not grant during the Term, any right to any Third Party which would conflict with the rights granted to MSB hereunder;

11.1.5to Collaborator’s Knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement or Collaborator’s ability to perform its obligations under this Agreement; and

11.1.6neither Collaborator nor any of its Affiliates, nor, to Collaborator’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

Confidential material omitted and filed separately with the Commission.

11.2MSB’s Warranties.  Each of Mesoblast Inc. and Mesoblast Sàrl represents and warrants to Collaborator that as of the Signature Date:

11.2.1it is duly organized and validly existing under the Applicable Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

11.2.2it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

11.2.3this Agreement is legally binding upon it and enforceable in accordance with its terms and the execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material Applicable Law, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and (b) general principles of equity;

11.2.4MSB has not granted, and will not grant during the Term, rights to any Third Party under the Product Technology that conflict with the rights granted to Collaborator hereunder;

11.2.5to MSB’s Knowledge there is no action, suit or inquiry or investigation instituted by any Person which questions or threatens the validity of this Agreement or ability to perform its obligations under this Agreement; and

11.2.6neither MSB nor any of its Affiliates, nor, to MSB’s Knowledge, any of its subcontractors, employees or agents has ever been, is currently, or is the subject of a debarment proceeding that could lead to that party becoming, as applicable, a Debarred Entity or Debarred Individual.

11.3MSB Product Technology Warranties and Covenants.  In addition to its other obligations under this Agreement in respect of Product Technology each of Mesoblast Inc. and Mesoblast Sàrl represents, warrants and covenants to Collaborator as of the Signature Date as follows, except as set forth in the Product Memorandum:

11.3.1MSB has prior to the Signature Date disclosed to Collaborator a complete and accurate copy of all agreements between MSB or any of its Affiliates with any Third Party pursuant to which MSB or its Affiliate has acquired rights (whether by license, assignment or other transfer) to any Product Technology from any Third Party and pursuant to which MSB or its Affiliate has any continuing obligations, financial or otherwise, to such Third Party in respect of such Product Technology (such agreements the “Third Party Project Technology Agreements”).  During the Term, MSB shall comply, and shall cause its Affiliates to comply with their respective obligations under any Third Party Project Technology Agreement.

Confidential material omitted and filed separately with the Commission.

11.3.2(a) MSB (either Mesoblast Inc., Mesoblast Sàrl or an Affiliate) Controls the Product Patents described in the Product Memorandum, (b) no Product Patent has been invalidated or held unenforceable and there are no facts that will cause any Product Patent to be invalid or unenforceable, and (c) MSB has not misrepresented or failed to disclose any facts or circumstances in any application for any Product Patent that it or its Affiliate owns, prosecutes or maintains or has the authority to prosecute or maintain that would constitute fraud or a material misrepresentation with respect to such application and that would affect the enforceability of any granted or subsequently granted patent of such Product Patent.

11.3.3there are no Third Party Patents or Know-How that MSB would need to acquire rights (whether by license, assignment or other transfer) under to Develop and Manufacture Product as currently contemplated by MSB or to Commercialize the Product, in each case for the Field in the Territory, and all such rights that are Controlled by MSB are included in the Product Technology.

11.3.4MSB has not received any claim by any Person contesting the validity, ownership or enforceability (as applicable) of any Product Technology or alleging that any Development activities in respect of Product conducted by or on behalf of MSB or its Affiliates infringes, misappropriates or otherwise violates any Patents, Know-How or other Third Party intellectual property and MSB is not aware of any such claim having been threatened.

11.3.5none of the Development activities in respect of Product conducted by or on behalf of MSB or its Affiliates has infringed, misappropriated or otherwise violated any Patents, Know-How or other intellectual property of any Third Party, whether directly, as a contributory infringer, through inducement or otherwise.

11.3.6none of the Development, Manufacture or Commercialization of Product (including, for the avoidance of doubt, methods of isolating, preparing, culturing, purifying, proliferating, and enhancing MPCs and MPC preparations and populations) for the Field in the Territory, as currently contemplated by MSB, will infringe, misappropriate or otherwise violate, any Patents, Know-How or other the intellectual property of any Third Party, whether directly, as a contributory infringer, through inducement or otherwise.

11.3.7to MSB’s Knowledge no Third Party is infringing, misappropriating or otherwise violating any Product Technology in the Territory for the Field in any commercially material manner.

11.3.8MSB and its Affiliates have taken, and during the Term shall continue to take Commercially Reasonable Efforts to maintain and protect Product Technology, including taking reasonable steps, to maintain and protect the confidentiality of the Product Know-How consistent with its past practice.

Confidential material omitted and filed separately with the Commission.

11.4Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE EXPRESS WARRANTIES OF ANY OTHER TRANSACTION AGREEMENT (ONCE EXECUTED), MSB AND COLLABORATOR EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE PRODUCT AND PRODUCT TECHNOLOGY), INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

11.5Indemnification.

11.5.1Indemnification by MSB. MSB hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Collaborator and its Affiliates, and its and their agents, directors, officers and employees (the “Collaborator Indemnitees”) from and against any liability or expense (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) against any Collaborator Indemnitee arising out of (a) MSB’s breach of this Agreement including any of MSB’s respective representations and warranties under Section 11.2 or Section 11.3 (provided that with respect to any breach of Section 11.3.3, 11.3.5 or 11.3.6, the Indemnification shall be (i) the sole remedy for such a breach and (ii) limited to circumstances where (A) the breach has is or reasonably expect to have a material adverse impact on the financial standing of MSB and (B) such breach is identified within eighteen (18) months after the Signature Date; provided further, that the foregoing limitations, (i) and (ii), shall not apply if MSB had Knowledge of such circumstances as of the Signature Date), (b) MSB’s gross negligence or intentional misconduct, (c) MSB’s conduct of activities under this Agreement or (d) MSB’s failure to timely make any payments due in accordance with the terms of the Third Party Project Technology Agreements.  MSB’s obligation to Indemnify the Collaborator Indemnitees pursuant to this Section 11.5.1 shall not apply to the extent that any such Losses are Losses for which Collaborator is obligated to Indemnify MSB Indemnitees pursuant to Section 11.5.2.

11.5.2Indemnification by Collaborator.  Collaborator hereby agrees to Indemnify MSB and its Affiliates, and its and their agents, directors, officers and employees (the “MSB Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising out of: (a) Collaborator’s breach of this Agreement, including any of Collaborator’s representations and warranties under Section 11.1, (b) Collaborator’s gross negligence or intentional misconduct or (c) Collaborator’s conduct of activities under this Agreement.  Collaborator’s obligation to Indemnify MSB Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses are Losses for which MSB is obligated to Indemnify the Collaborator Indemnitees pursuant to Section 11.5.1.

11.5.3Procedure. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Section 11.5 and, except as provided below, the exclusive

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ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Losses resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.  If: (a) the indemnifying Party does not assume the defense of any such claim or legal proceeding in accordance with the terms hereof within thirty (30) days after the first to occur of its receipt of notice thereof from the indemnified Party, (b) a good faith and diligent defense is not being or ceases to be conducted by the indemnifying Party, or (c) if Collaborator is the indemnified Party, if the claim or legal proceeding involves allegations that the Product or its manufacture, use, sale, offer for sale or importation for the Field in the Territory infringes a Patent and for this clause (c) Collaborator notifies MSB that it will control the defense of such Third-Party Claim at the time it provides notice of such Third-Party Claim, the indemnified Party shall have the right (but not the obligation) to defend or settle (and control the defense of) such claim or legal proceeding, and in such event, the indemnifying Party shall cooperate, at its own expense, with the indemnified Party in the defense and/or settlement of such claim or legal proceeding and shall pay, as they become due, all reasonable costs, expenses and fees incurred by either Party in connection with such defense and settlement (in addition to any indemnification obligations hereunder); provided that if Collaborator elects to control the defense of a Third-Party Claim as described in clause (c), Collaborator shall not enter into any settlement that admits fault, wrongdoing or damages without MSB’s written consent, such consent not to be unreasonably withheld, conditioned or delayed and Collaborator shall use commercially reasonable efforts to limit the costs, expenses and fees incurred by it in connection with such defense and settlement in a manner consistent with the defense and settlement of similar claims in which Collaborator bears such costs, expenses and fees.

11.5.4Unavailability of Indemnification.  If the indemnification provided for in this Section 11.5 is held by a court of competent jurisdiction to be unavailable to an Person who would otherwise receive indemnification hereunder with respect to any Loss, then the indemnifying Party shall, in lieu of indemnifying such indemnified Person hereunder, contribute to the amount paid or payable by such indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative fault of, and relative benefit enjoyed by, the Indemnifying Party, on the one hand, and the relative fault of, and relative benefit enjoyed by, the indemnified Person, on the other hand, in connection with the actions or omissions that resulted in such Loss as well as any other relevant equitable considerations.

11.6Limitation of Liability. EXCEPT TO THE EXTENT ARISING AS A RESULT OF A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10 OR TO THE EXTENT AWARDED TO A THIRD PARTY BY A COURT OF COMPETENT JURISDICTION IN A THIRD PARTY CLAIM FOR WHICH SUCH PARTY IS RESPONSIBLE TO INDEMNIFY THE OTHER PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL,

Confidential material omitted and filed separately with the Commission.

CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.5.

ARTICLE 12
TERM AND TERMINATION

12.1Term.  This Agreement (other than those Sections and Articles set forth in Section 1.3.6 that are effective as of the Signature Date) shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Article 12, shall continue in full force on a Product-by-Product basis from and after the launch of such Product hereunder until the expiration of the Royalty Term for such Product (the “Term”). Upon the expiration (but not earlier termination) of this Agreement with respect to a Product (a) the rights granted to Collaborator pursuant to Section 3.1 with respect to such Product shall become fully-paid, perpetual and, subject to paragraph (b) below, non-exclusive and (b) for a period of **** after such expiration with respect to such Product, MSB shall not: (i) Commercialize or authorize any other Person to Commercialize a generic version of such Product for the Field in the Territory; or (ii) exercise any of the Collaborator Rights or authorize any other Person to exercise any of the Collaborator rights.

12.2Certain Discretionary Termination Rights. Beginning on the later of (a) third anniversary of the Effective Date and (b) receipt of Marketing Approval in the Territory for each of MPC-150-IM or MPC-25-IC, Collaborator may terminate this Agreement in its entirety without cause upon twelve (12) months prior notice to MSB.

12.3Termination for Breach.  Either Party may terminate this Agreement in the event the other Party materially breaches this Agreement (except where such breach is due to a force majeure event as described in Section 14.10), and, if such breach is capable of being cured such breach shall have continued **** after notice thereof was provided to the breaching Party by the non-breaching Party.  Any such termination shall become effective upon notice thereof to the extent such breach is not capable of being cured or otherwise at the end **** unless the breaching Party has cured any such breach prior to the expiration ****.  Notwithstanding the foregoing, in the event of a first material breach by Collaborator for which MSB provides notice under this Section 12.3, but for which money damages are adequate to compensate MSB for the associated damages resulting from such breach, then at the written request of Collaborator, MSB shall not have the right to terminate and the Parties shall establish the damages (which would not be limited by Section 11.6) in accordance with the procedure set forth in Section 13.3.

12.4Termination for Patent Challenge.  If, without the prior consent of MSB and except as provided below, Collaborator or any of its Affiliates challenges under any court action or proceeding, or before any patent office, the validity, patentability, enforceability, scope or non-infringement of any Product Patent, or initiates a reexamination of any Product Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), MSB will have the right to immediately terminate this Agreement.  In any event, Collaborator shall notify MSB ****

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prior to initiating any such Challenge.  However the foregoing shall not apply to: (i) any such action or proceeding brought in response to an action brought against Collaborator, its Affiliate for infringement of any Product Patent or (ii) any ordinary course Prosecution and Maintenance matters (i.e., those intended to cause a Product Patent to issue or strengthen an already issued Product Patent or that are approved by MSB) controlled by Collaborator in accordance with 9.2.

12.5Termination for Insolvency. Each Party shall have the right to terminate this Agreement upon delivery of written notice to the other Party in the event that (a) such other Party files in any court or agency pursuant to Applicable Law a petition in bankruptcy or insolvency or for reorganization or similar arrangement for the benefit of creditors or for the appointment of a receiver or trustee of such other Party or its assets, (b) such other Party is served with an involuntary petition against it in any insolvency proceeding and such involuntary petition has not been stayed or dismissed ****, or (c) such other Party makes an assignment of substantially all of its assets for the benefit of its creditors.

12.6Termination for Competing Activities. If any of Collaborator or its Affiliates engages in any Competing Activities, then MSB will have the right to immediately terminate this Agreement.  In any event, Collaborator shall notify MSB **** prior to initiating any such Competing Activities.

12.7Termination for No Occurrence of the Condition Precedent.  If despite Collaborator’s best endeavors to obtain PRC Approvals, the Condition Precedent has not occurred on or before the End Date, then the either Party shall have the right to terminate this Agreement in its entirety upon notice to the other Party referencing this Section 12.7.  For clarity, it is understood that if the Condition Precedent occurs prior to termination of the Agreement pursuant to this Section 12.7, this Agreement shall become effective in its entirety without further action of either Party.

12.8General Effects of Expiration or Termination.

12.8.1Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

12.8.2Non-Exclusive Remedy.  Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

12.8.3General Survival.  Articles 1, 13 and 14 (excluding Section 14.11) and Sections 3.2.3, 3.4, 7.1.4, 9.1, 10.1, 10.2, 10.3, 10.5.1, 10.6, 10.7 (for a period of twelve (12) months after expiration or the effective date of termination) 11.4, 11.5, 11.6, 12.8, 12.9 (to the extent and subject to the limitations therein) and 12.10 and Sections 8.1.3 – 8.6, inclusive (with respect to Royalties and other payments during the Term or any Wind-down Period) shall survive expiration or termination of this Agreement for any reason (provided that in the case of termination of this Agreement pursuant to Section 12.7 such Articles and Sections shall survive only to the extent they

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were effective prior to termination of this Agreement pursuant to Section 12.7).  Upon expiration or termination of this Agreement and except as otherwise provided in this Article 12, all other provisions of this Agreement shall terminate.

12.9Additional Effects of Certain Terminations.  If this Agreement is terminated, in its entirety or with respect to a country, pursuant to this Article 12 (other than a termination by Collaborator pursuant to Section 12.3 for the uncured, material breach of MSB), then:

12.9.1Ongoing Studies.  If there are any ongoing clinical studies with respect to the Product being conducted by or on behalf of Collaborator (or its Affiliate) at the time of notice of termination, Collaborator agrees to (a) promptly transition to MSB or its designee some or all of such clinical studies and the activities related to or supporting such studies or (b) terminate such clinical studies, in each case as requested by MSB.  In addition, if this Agreement is terminated by MSB pursuant to Section 12.3, 12.4, 12.5 or 12.6 or by Collaborator pursuant to Section 12.2.1, Collaborator shall if requested by MSB, continue to conduct such clinical studies for a period requested by MSB up to a maximum of six (6) months after the effective date of such termination.  If this Agreement is terminated by MSB pursuant to Section 12.3, 12.4, 12.5 or 12.6 or by Collaborator pursuant to Section 12.2.1, Collaborator shall be responsible for the costs of such transition and any ongoing activities; in all other events, MSB shall be responsible for the costs of such transition and any ongoing activities.  If MSB terminates this Agreement pursuant to Section 12.3, 12.4 or 12.5 and there are any ongoing clinical studies with respect to the Product for the Territory being conducted by or on behalf of MSB (or its Affiliate), Collaborator shall continue to be obligated to fund the conduct of such studies pursuant to Section 4.6 for six (6) months after MSB provides Collaborator notice of such termination.

12.9.2Commercialization.  If this Agreement is terminated after receipt of a Marketing Approval for a Product for the Field in the Territory by MSB pursuant to Section 12.3, 12.4 or 12.5 or by Collaborator pursuant to Section 12.2.1, then if requested by MSB, Collaborator and its Affiliates shall continue to distribute and sell the Product in each country of the Territory for which Marketing Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by MSB not to exceed six (6) months from the effective date of such expiration or termination (the “Agreement Wind-Down Period”); provided that MSB may terminate this Agreement Wind-Down Period **** to Collaborator.  Notwithstanding any other provision of this Agreement, during this Agreement Wind-Down Period, Collaborator’s, its Affiliates’ rights with respect to the Product (including the rights granted under Section 3.1) shall be non-exclusive, and MSB shall have the right to engage one or more other partner(s) or distributor(s) of the Product in all or part of the Territory.  The Product sold or disposed by Collaborator or its Affiliates during this Agreement Wind-Down Period shall be subject to payment of the Royalty.  After the Agreement Wind-Down Period, Collaborator and its Affiliates shall not sell the Product or make any representation regarding their status as a licensee of or distributor for MSB for the Product.

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12.9.3Regulatory Materials.  At MSB’s request (the “Regulatory Materials Transfer Request”), Collaborator shall promptly assign and transfer to MSB all Regulatory Materials for the Product that are held or controlled by or under authority of Collaborator or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under the Regulatory Materials to MSB.  In the event of a Regulatory Materials Transfer Request, the (a) Collaborator shall cause each of its Affiliates to transfer any such Regulatory Materials to MSB if this Agreement terminates (provided, if Applicable Law prevents or delays the transfer of ownership of a Regulatory Material to MSB, Collaborator shall grant, and does hereby grant, to MSB an exclusive and irrevocable right of access and reference to such Regulatory Material for the Product, and shall cooperate fully to make the benefits of such Regulatory Materials available to MSB or its designee(s)); (b) **** after such Regulatory Materials Transfer Request, Collaborator shall provide to MSB copies of all such Regulatory Materials, and of all preclinical and clinical data (including raw data, original records, investigator reports, both preliminary and final, statistical analyses, expert opinions and reports, safety and other electronic databases) that is then in existence and in Collaborator’s Control.  MSB shall be free to use and disclose such Regulatory Materials and other items in connection with the exercise of its rights and licenses under this Section 12.9.3.

12.9.4Technology Licenses.  At MSB’s request Collaborator will grant (and does hereby grant) to MSB, effective upon the notice of termination under Section 12.2 or the effective date of such termination under Section 12.3, Section 12.4 or Section 12.5, a non-exclusive, irrevocable, fully paid‑up license, with the right to sublicense, under (a) any Patent Controlled by Collaborator or its Affiliates Covering the Product (or any component thereof) that was Developed or Commercialized by or under authority of Collaborator (such Patents other than the Collaborator Patents, the “Ex-Agreement Patents”), (b) Collaborator Sole Patents and Collaborator’s interest in Joint Patents, (c) any Collaborator Know-How and (d) Data with respect to the Product that is Controlled by Collaborator; in each case to Develop, Manufacture and Commercialize and conduct Medical Affairs Activities for the Product for the Field.  If Collaborator provides MSB notice that MSB’s exercise of such license under any Ex-Agreement Patent is subject to payment or other obligation to a Third Party (which notice shall specify any amounts that may become due and other obligations to such Third Party as a result of exercise by MSB of such license by the Development, Manufacture and Commercialization or conduct Medical Affairs Activities for the Product for the Field), then unless MSB provides Collaborator notice of it election to not be licensed under such Ex-Agreement Patent (in which case such Ex-Agreement Patent shall not be included in such license to MSB), (i) MSB shall pay Collaborator for such amounts that become due **** prior to the due date for such payments (with the Parties cooperating to determine a mechanism that permits such payment to be paid in advance by MSB to the extent it is reasonably possible to do so) and (ii) if requested by either Party, the Parties shall reasonably cooperate to transfer or assign such Third Party license to MSB solely with respect to the Product for the Field.  MSB shall indemnify and hold Collaborator harmless for any and all Losses to the extent resulting from MSB’s failure to timely pay Collaborator for any amounts that become due in respect to an Ex-Agreement Patent (which indemnification shall be subject to the rights and procedures described in Section 11.5.3) and, upon any such failure to pay any such undisputed amounts that is not cured **** of Collaborator’s notice thereof to MSB, such Ex-Agreement Patent shall cease to be included in such license to MSB.

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12.9.5Trademarks / Internet Presence.  At MSB’s request in the event of a termination under Section 12.2, 12.3, Section 12.4 or Section 12.5, Collaborator hereby assigns and shall cause to be assigned to MSB all worldwide rights in and to any and all (a) Product Marks and (b) any website/Internet presence relating to Product (including all content and copyright associated therewith).  It is understood that such assignment shall not include the Collaborator’s name or trademark for the Collaborator’s company itself.

12.9.6Provision of Product.

(a)Upon termination of this Agreement by Collaborator pursuant to Section 12.3 or 12.5 or in the event MSB terminates the Agreement Wind-Down Period, MSB shall purchase from Collaborator and Collaborator shall transfer to MSB all quantities of the Product in its or its Affiliates’ Control that are suitable for commercial sale with more than twenty-four (24) months of shelf-life remaining, within thirty (30) days after the termination of this Agreement or end of this Agreement Wind-Down Period, as applicable, at the price Collaborator or its Affiliate paid for such Product.

(b)If this Agreement is terminated by MSB pursuant to Section 12.3, 12.4 or 12.5 or by Collaborator pursuant to Section 12.2.1, then upon request by MSB or its designee, Collaborator shall transfer to MSB some or all quantities of the Product in its or its Affiliates’ Control (as requested by MSB), within thirty (30) days after the end of this Agreement Wind-Down Period at a price to be agreed upon by the Parties.

(c)If the Product was Manufactured by any Third Party for Collaborator, or Collaborator had contracts with vendors which contracts are necessary or useful for MSB to take over responsibility for the Product in the Territory, then Collaborator shall to the extent possible and requested in writing by MSB, assign all of the relevant Third Party contracts (including its rights under the Tripartite Supply Agreement) to MSB, and in any case, Collaborator agrees to cooperate with MSB to ensure uninterrupted supply of the Product, including by using reasonable efforts to obtain agreement from such Third Party to assign such Third Party contracts as requested by MSB.  If Collaborator or its Affiliate is Manufacturing the Product or component thereof at the time of termination, then Collaborator (or its Affiliate) shall continue to provide for Manufacturing of such Product or component thereof for MSB, at its fully-burdened manufacturing cost therefor (as determined in accordance with applicable Accounting Standards), from the date of notice of such termination until such time as MSB is able, using Commercially Reasonable Efforts to do so but no longer than the expiration of the Agreement Wind-Down Period, to secure an acceptable alternative commercial Manufacturing source from which sufficient quantities of the Product may be procured and legally sold in the Territory.

12.9.7General Assistance.  Each Party agrees to fully cooperate with the other Party and its designee(s) to facilitate a smooth, orderly and prompt transition of the Development, Manufacture and Commercialization of and Medical Affairs Activities for the Product to the other Party or its designee(s) during this Agreement Wind-Down Period.  Without limiting the foregoing, Collaborator shall promptly provide MSB (a) copies of customer lists, customer data and other

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customer information relating to the Product, (b) pricing methodologies and supporting documentation and assumptions relating to the Product and (c) Manufacturing Data and other information (including protocols for the production, packaging, testing and other Manufacturing activities) relating to the Product in Collaborator’s control, which in each case MSB shall have the right to use and disclose for any purpose during this Agreement Wind-Down Period and thereafter.

12.9.8Costs and Expenses.  Except as expressly provided herein, Collaborator shall perform its obligations under this Section 12.9 at its own costs without consideration from MSB.  MSB shall be responsible for its own costs of performing its activities under this Section 12.9.

12.9.9Termination Payment.  Without limiting the provisions of Sections 12.9.3, 12.9.4 and 12.9.5, in the event of a termination of this Agreement by Collaborator pursuant to Section 12.2, 12.3 or 12.5 and MSB elects its rights under Section 12.9.3, 12.9.4 and/or 12.9.5, then MSB will pay Collaborator **** Products sold by or under authority of MSB for the Field in the Territory (with the definition of Net Sales and the provisions of Sections 8.2 – 8.6, inclusive, applying thereto mutatis mutandis), provided that such payment obligation shall expire once MSB has so paid Collaborator a cumulative amount equal to (a) **** of the documented Third Party costs incurred by Collaborator for the Development of Products hereunder if MSB elects its rights under either Section 12.9.3 or Section 12.9.4 (but not both), (b) **** of the documented Third Party costs incurred by Collaborator for the Development of Products hereunder if MSB elects its rights under both Section 12.9.3 and Section 12.9.4 and (c) **** of the documented Third Party costs incurred for filing for and protecting the Product Marks and generating any website/Internet content relating to Product (accordingly, Collaborator shall provide a MSB an accounting of such costs ****).

12.10Termination Press Releases.  In the event of termination of this Agreement for any reason, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by Applicable Law or the rules of a recognized stock exchange, disclose such information without the prior approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.  To the extent possible under the situation, the terminating Party shall provide the non-terminating Party with a draft of any such public disclosure it intends to issue three (3) Business Days in advance and with the opportunity to review and comment on such statement, it being understood that if the non-terminating Party does not notify the terminating Party in writing within such three (3) Business Day period (or such shorter period if required by Applicable Law or the rules of a recognized stock exchange) of any reasonable objections, such disclosure shall be deemed approved, and in any event the Parties shall work diligently and reasonably to agree on the text of any such proposed disclosure in an expeditious manner.  The principles to be observed in such disclosures shall be accuracy, compliance with Applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions to such news and the need to keep investors and others informed regarding the Parties’ business and other activities.  Accordingly in such situation, the non-terminating Party shall not withhold, condition or delay its approval of a proposed disclosure that complies with such principles.

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ARTICLE 13
DISPUTE RESOLUTION

13.1Dispute Resolution.  The Parties agree that any dispute arising with respect to the interpretation, enforcement, termination or invalidity of this Agreement, or the failure of the JSC or any Working Group to reach unanimous agreement on any issue within its respective authority under this Agreement, any alleged failure to perform, or breach of, this Agreement, or any issue relating to the interpretation or application of this Agreement (each, a “Dispute”), shall be resolved through the procedures set forth in this Article 13.

13.2Committee Disputes.  Disputes as to matters within the authority of the JSC or any Working Group will be resolved as set forth in Section 2.5; provided that any dispute as to the application of such Section 2.5 shall be subject to the provisions of this Article 13.

13.3Other Disputes.  All Disputes other than those Disputes resolved as described in Section 13.2 (each, an “Other Dispute”) shall be subject to the provisions of Sections 13.3.1 and all Other Disputes other than those described in Section 13.4 shall be subject to the provisions of Section 13.3.2, if applicable.

13.3.1Initial Escalation.  With respect to all Other Disputes, if the Parties are unable to resolve any such Other Dispute within thirty (30) days after such Other Dispute is first identified by either Party in writing to the other, either Party shall have the right to refer such Other Dispute to the Senior Executives for attempted resolution by written notice to the other Party referencing the particular Other Dispute and this Section 13.3.1.  In such case, the Senior Executives shall conduct good faith negotiations and seek to resolve the Other Dispute within thirty (30) days after such notice is received, including having at least one (1) in-person meeting of the Senior Executive within twenty (20) days after such notice is received.  If the Senior Executives resolve such Other Dispute, a memorandum setting forth their agreement to resolve the Other Dispute will be prepared and signed by both Parties if requested by either Party.  In all events, the Parties shall cooperate in an effort to limit the issues for consideration in such manner as narrowly as reasonably practicable in order to resolve the Other Dispute.

13.3.2Binding Arbitration.  If the Senior Executives are not able to resolve such Other Dispute referred to them under Section 13.3.1 within the time period set forth in Section 13.3.1, then unless such Other Dispute is described in Section 13.4, such Other Dispute shall be resolved through binding arbitration, which arbitration may be initiated by either Party by written notice to the other Party referencing the particular Other Dispute and this Section 13.3.2 at any time after the conclusion of such period, on the following basis:

(a)The place of arbitration shall be Hong Kong and all proceedings and communications shall be in English.

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(b)The arbitration shall be administered by International Chamber of Commerce pursuant to the Rules of Arbitration of the International Chamber of Commerce (including expedited procedure provisions, when applicable) then in effect.

(c)The arbitration shall be conducted by a single arbitrator mutually agreed by the Parties, or if the Parties are unable to agree on a single arbitrator, then a panel of three arbitrators.  In each case, the arbitrators shall be neutral, independent individuals with experience in the biopharmaceutical business related to the matter of the Other Dispute.  Within thirty (30) days after the notice initiating the arbitration, each Party shall appoint one arbitrator meeting the foregoing criteria by written notice to the other Party and the two Party-appointed arbitrators shall select the third arbitrator within thirty (30) days of their appointment.  If the Party-appointed arbitrators are unable to agree upon the third arbitrator, the third arbitrator shall be appointed by International Chamber of Commerce in Hong Kong.

(d)Judgment upon the award rendered by such arbitrator(s) shall be binding on the Parties and may be entered by any court or forum having jurisdiction.

(e)Either Party may apply to the arbitrator(s) for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.  Further, either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of such Party pending the arbitration award.

(f)The arbitrator(s) shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages; except as allowed under Section 11.6.

(g)Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator(s)’ and any administrative fees of arbitration, unless the arbitrator(s) determine that a Party has incurred unreasonable expenses due to vexatious or bad faith position taken by the other Party, in which event, the arbitrator may make an award of all or any portion of such expense so incurred.

(h)Reasons for the arbitrators’ decision should be complete and explicit, including determinations of law and fact.  The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated.  Such written decision should be rendered by the arbitrator(s) following a full comprehensive hearing, as soon as practicable but in no event later than twelve (12) months following the selection of the arbitrator(s) under Section 13.3.2(c).

(i)Except to the extent necessary to confirm an award or as may be required by law, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties.

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(j)In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations; provided that such limitation shall be tolled as of the date a Party notifies the other Party of such Other Dispute pursuant to this 13.3.

13.4Patent and Trademark Dispute Resolution. Other than disputes described in Section 9.4.3, any dispute, controversy or claim between the Parties relating to the ownership, scope, validity, enforceability or infringement of any Patent rights Covering the manufacture, use or sale of any Product or of any Trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in which such Patent or Trademark rights were granted or arose.

13.5Interim Relief.  Notwithstanding anything in this Article 13 to the contrary, Collaborator and MSB shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, pending the selection of the arbitrator or arbitrator’s determination of the merits of any Dispute.

ARTICLE 14
MISCELLANEOUS

14.1Governing Law.  This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of Victoria, Australia without reference to conflicts of laws principles.

14.2Assignment.  This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void.  Notwithstanding the foregoing, either Party may assign this Agreement, without the written consent of the other Party, (a) to an Affiliate of such Party (in whole or in part), provided that such Party shall remain responsible for such Affiliate’s conduct or (b) to an entity that acquires all or substantially all of the stock, business or assets of such Party (whether by merger, reorganization, acquisition, sale, operation of law or otherwise).  No assignment or transfer of this Agreement shall be valid and effective unless and until the Assignee agrees in writing to be bound by the provisions of this Agreement.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of each Party.  Except as expressly provided in this Section 14.2, any attempted assignment or transfer of this Agreement shall be null and void.

14.3Notices.  Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile or email (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) days after such mailing, to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Party.

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If to MSB, addressed to:	Mesoblast Limited 55 Collins Street, Level 38 Melbourne 3000 Victoria Australia

Attention: Peter T. Howard, General Counsel

Telephone: +61 3 8662 1710

Facsimile: +61 3 9639 6030

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation

650 Page Mill Road

Palo Alto, CA  94304-1050

United States

Attention: Ian B. Edvalson, Esq.

Telephone: (650) 493-9300

Facsimile:  (650) 493-6811

If to Collaborator, addressed to:

Attention:	Yongjin Xu, Legal Counsel
Address:	Tasly Pharmaceutical Group Co., Ltd., Tasly TCM Garden, No. 2, Pujihe East Road, Beichen District, Tianjin, P. R. China 300410
Facsimile:	+86 022 26736721

14.4English Language.  This Agreement is written and executed in the English language.  Any translation into any other language shall not be an official version hereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.  All notices, correspondence, minutes by either Party and other interactions between the Parties under or in connection with this Agreement shall be in English and to the extent that any document provided is in another language a translation thereof into English shall be provided.

14.5Waiver.  Neither Party may waive or release any of its rights or interests in this Agreement except in writing.  The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition.  No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

14.6Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to

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carry out the intentions of the Parties as nearly as may be possible.  Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.  If a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period.  If such termination is by MSB, it shall be deemed a termination under Section 12.2.1, and if such termination is by Collaborator, it shall be deemed a termination under Section 12.3 by reason of a breach by MSB.

14.7No Third Party Beneficiaries.  Except for the rights to indemnification provided for certain Third Parties as specified in Section 11.5, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Collaborator and its Affiliates and MSB and its Affiliates, and except for such rights to indemnification expressly provided pursuant to Section 11.5, no Third Party shall have any rights whatsoever to (a) enforce any obligation contained in this Agreement (b) seek a benefit or remedy for any breach of this Agreement, or (c) take any other action relating to this Agreement under any legal theory, including, actions in contract, tort (including but not limited to, negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by either Party.

14.8Entire Agreement/Modification.  This Agreement, including its Exhibits and the Product Memorandum sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersedes and terminates all prior agreements and understandings between the Parties including the LOI and the Prior CDA.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each Party.  It is understood that the Investment Agreement is independent from this Agreement.

14.9Relationship of the Parties.  The Parties agree that the relationship of MSB and Collaborator established by this Agreement is that of independent contractors.  Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish a partnership or any other fiduciary relationship.  Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

14.10Force Majeure.  Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party.  The Party affected by such force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the reasonably expected extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.  If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than one hundred eighty (180) days, the Parties will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

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14.11Compliance with Applicable Law; Anti-Corruption.

14.11.1General.  Notwithstanding anything to the contrary contained herein, all rights and obligations of MSB and Collaborator are subject to prior compliance with, and each Party shall comply with, all Applicable Law.  In addition, each Party shall conduct, and shall require Persons acting on its behalf or under its authority to conduct, activities under this Agreement in accordance with good scientific and business practices and Applicable Law.

14.11.2Anti-Corruption.  Each Party represents, warrants and covenants that (a) it has complied and will comply with Anti-Corruption Laws, in all material respects; (b) it has not permitted and will not knowingly permit any Person acting on its behalf to violate any Anti-Corruption Law; and (c) its and its Affiliates and their employees, agents and contractors will not make any payments or transfer of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any other improper advantage.  Each Party will promptly report to the other Party if there is a government or judicial determination of a violation of Anti-Corruption Laws by such Party.

14.12Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and all of which together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives.

MESOBLAST INC.		MESOBLAST INTERNATIONAL SÀRL

By:		By:

Name:		Name:

Title:		Title:

TASLY PHARMACEUTICAL GROUP CO., LTD.

By:

Name:	Kaijing Yan

Title:	Chairman of the Board

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List of Exhibits:

•	Exhibit 1—Example Bundled Product Calculation
•	Exhibit 5.5.2—Trademark Usage Guidelines
•	Exhibit 8.4.1—Acceptable Accounting Firms
•	Exhibit 10.5.1—Execution Press Release

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EXHIBIT 1

EXAMPLE BUNDLED PRODUCT CALCULATION

If a Product comprised of (1) **** and (2) **** during a particular period; and during that same period in the Territory, ****, then the portion that would be attributable as ****.  Therefore, if the total ****, then the amount attributable to **** and subject to the applicable Royalty under Section 8.1.3.

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EXHIBIT 5.5.2
TRADEMARK GUIDELINES

MSB’s trademark usage guidelines as provided from time to time.

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EXHIBIT 8.4.1
ACCEPTABLE ACCOUNTING FIRMS

None specified.

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EXHIBIT 10.5.1
PRESS RELEASE

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